Exhibit 4.1

AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of December 23, 2008
Among
VARISTAR CORPORATION,
THE BANKS,
as defined herein,
BANK OF AMERICA, N.A.,
KEYBANK NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
each as Co-Documentation Agents
and
U.S. BANK NATIONAL ASSOCIATION,
as Agent

execution copy
AMENDED AND RESTATED
CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 23, 2008, is by and between VARISTAR CORPORATION, a Minnesota corporation (the “Borrower” as of the date of this Agreement), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a “Bank” or collectively as the “Banks”), BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (in such capacity, the “Agent”) and as Lead Arranger.
Preliminary Statement
     The Borrower, certain Banks, the Co-Documentation Agents and the Agent have entered into a Credit Agreement, dated as of October 2, 2007 (as thereafter amended, the “Existing Credit Agreement”), under which the Banks and the Swing Line Bank made loans to the Borrower and issued letters of credit for the account of the Borrower or its Subsidiaries. The Borrower has requested that the Banks continue to make loans and letters of credit available to the Borrower, as more particularly described herein, and the Borrower, the Banks named herein, the Co-Documentation Agents and the Agent have agreed that the Existing Credit Agreement shall be amended to read as follows to govern such existing loans and letters of credit and those made and issued hereafter under the terms hereof.
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Adjusted Cash Flow Leverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of:
(a) the sum of (i) total consolidated Funded Debt of the Borrower and its Subsidiaries as of the last day of such period, plus (ii) Funded Debt of the Parent that is guarantied by the Borrower or its Subsidiaries unless the Parent is Investment Grade Rated;
to
(b) EBITDA for such period.

     “Advance” means the portion of the outstanding Revolving Loans by the Banks as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a “LIBOR Advance”, “Base Rate Advance” (each, a “type” of Advance).
     “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower or the Material Subsidiaries to perform their respective obligations under the Loan Documents.
     “Agent” means U.S. Bank National Association, as agent for the Banks hereunder and each successor, as provided in Section 11.8, who shall act as Agent.
     “Agent’s Fee Letter” means the letter agreement, dated as of the date hereof (as hereafter amended from time to time) between the Borrower and the Agent respecting certain fees payable to the Agent for its own account.
     “Agreement” means this Amended and Restated Credit Agreement, as it may be further amended, modified, supplemented, restated or replaced from time to time.
     “Applicable Commitment Fee Rate; Applicable Margin” means the following:
(a) Prior to the Permitted Reorganization Effective Date, the percentages set forth below, determined based on the applicable Level as determined under this subparagraph (a):

	Applicable Margin		Applicable
	LIBOR	Base Rate	Commitment
Level:	Advances	Advances	Fee Rate
Level I:	1.250%	0.250%	0.150%

Level II:	1.500%	0.500%	0.200%

Level III:	1.750%	0.750%	0.225%

Level IV:	2.000%	1.000%	0.250%

Level V:	2.250%	1.250%	0.300%

Level VI	2.750%	1.750%	0.350%
The Applicable Commitment Fee Rate and Applicable Margin shall be those shown for Level IV as of the date of this Agreement. The Applicable Commitment Fee Rate and Applicable Margin shall be adjusted ten (10) Business Days after receipt of the Compliance Certificate and quarterly financial statements of the Borrower, commencing with the

Compliance Certificate and quarterly financial statement for the quarter ending December 31, 2008, based on calculation of the Adjusted Cash Flow Leverage Ratio in such Compliance Certificate, and shall remain in effect until the next-following Compliance Certificate and quarterly financial statements so delivered to the Agent. In the event that the Borrower has not submitted quarterly financial statements or a Compliance Certificate as required by Sections 8.1(b) and (c), from the date such quarterly financial statements and Compliance Certificate are required until they are delivered, the Applicable Commitment Fee Rate and the Applicable Margin shall be the highest percentage specified above until such time as a Compliance Certificate and such financial statements are delivered, after which time the Applicable Commitment Fee Rate and the Applicable Margin for each type of Loan shall be readjusted to the rate applicable to the Adjusted Cash Flow Leverage Ratio calculated on such Compliance Certificate. For purposes of this subparagraph (a), the Levels shall be defined and determined as follows:
Level I shall apply if the Adjusted Cash Flow Leverage Ratio is less than or equal to 1.00 to 1.00.
Level II shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00.
Level III shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00.
Level IV shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00.
Level V shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.00.
Level VI shall apply if the Adjusted Cash Flow Leverage Ratio is greater than 3.00 to 1.00.
(b) On and after the Permitted Reorganization Effective Date and receipt of confirmation of the ratings of unsecured senior indebtedness of New OTC, the percentages set forth below, determined based on the applicable Level as determined under this subparagraph (b):

	Applicable Margin		Applicable
	LIBOR	Base Rate	Commitment
Level:	Advances	Advances	Fee Rate
Level I:	0.875%	0.000%	0.150%

Level II:	1.250%	0.250%	0.200%

	Applicable Margin		Applicable
	LIBOR	Base Rate	Commitment
Level:	Advances	Advances	Fee Rate
Level III:	1.625%	0.625%	0.225%

Level IV	1.875%	0.875%	0.250%

Level V	2.375%	1.375%	0.350%
The Applicable Commitment Fee Rate and Applicable Margin shall be adjusted ten (10) Business Days after any change in ratings that would require such adjustment. For purposes of this subparagraph (b), the Levels shall be defined and determined as follows:
Level I shall apply if New OTC’s Long Term Debt Rating is A- or better (S&P) and A3 or better (Moody’s).
Level II shall apply if New OTC’s Long Term Debt Rating is BBB+ (S&P) and Baa1 (Moody’s) but no numerically lower Level applies.
Level III shall apply if New OTC’s Long Term Debt Rating is BBB (S&P) and Baa2 (Moody’s) but no numerically lower Level applies.
Level IV shall apply if New OTC’s Long Term Debt Rating is BBB- (S&P) and Baa3 (Moody’s) but no numerically lower Level applies.
Level V shall apply if New OTC’s Long Term Debt Rating is below BBB- (S&P) or Baa3 (Moody’s).
In the event of a split rating (i.e., Long Term Debt Ratings by S&P and Moody’s that would not be in the same Level), the Level shall be based on the lower of the two Long Term Debt Rating.
     “Assumption and Release Agreement” means an agreement among New OTC, the Agent (on behalf of the Agent and the Banks, as provided in Section 12.3) and Varistar Corporation in the form of Exhibit B, duly executed and delivered by New OTC, the Agent and Varistar Corporation.
     “Authorized Representatives” means any officers or employees of the Borrower designated by the Borrower for purposes of giving and receiving notices hereunder, requesting and repaying Loans, agreeing to rates of interest and otherwise transacting business with the Agent and the Banks hereunder.
     “Base Rate” means, for any day, a fluctuating rate per annum as determined by the Agent to equal to the greatest of (a) the Prime Rate in effect on such day, (b) a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, or (c) the LIBOR Rate (Reserve Adjusted) Daily Floating in effect on such day plus 1.00% per annum. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate (Reserve Adjusted) Daily Floating for any reason (including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof), the Base Rate shall be a fluctuating rate per annum equal to the Prime Rate in effect from time to time per annum until the circumstances giving rise to such inability no longer exist.
     “Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “Borrower” means Varistar Corporation prior to the Permitted Reorganization Effective Date, and Otter Tail Corporation, a corporation to be hereafter organized and formed by the Parent as provided in Section 12.1(b) (also referred to as “New OTC” in this Agreement) on and following the Permitted Reorganization Effective Date. For clarity, some provisions in this Agreement refer to “Varistar Corporation”, which references shall mean and be limited to Varistar Corporation, and not New OTC, whether before or after the Permitted Reorganization Effective Date. Similarly, references to “New OTC” shall mean and be limited to Otter Tail Corporation.
     “Borrower Obligations” means each and every debt, liability and other obligation of the Borrower of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to a Bank or to the Banks or to the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower arising under this Agreement, any Letter of Credit Agreement and the Notes.
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Agent in the interbank LIBOR market.
     “Capital Expenditure” means any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).
     “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.
     “Cash Flow Leverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of total consolidated Funded Debt of the Borrower and its Subsidiaries as of the last day of such period to EBITDA for such period.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.
     “Commitment” means the maximum unpaid principal amount of the Loans of all Banks which may from time to time be outstanding hereunder, being initially $200,000,000, as the same may be increased from time to time pursuant to Section 2.9 or reduced from time to time pursuant to Section 4.3, or, if so indicated, the maximum unpaid principal amount of Loans of any Bank (which amounts are set forth on Schedule 1.1(a) hereto or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Loans to the Borrower and to participate in the Letters of Credit subject to the terms and conditions of this Agreement up to its Commitment.
     “Commitment Fees” shall have the meaning set forth in Section 3.2.
     “Compliance Certificate” means a certificate in the form of Exhibit C, duly completed and signed by an authorized officer of the Borrower.
     “Controlled Foreign Corporation” means a Subsidiary that is a controlled foreign corporation under Section 957 of the Code.
     “Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed (a “Funding Default”) to fund any portion of its Loans or Participation Interests (in each case, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent or the Swing Line Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and Participation Interests, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

     “EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory), excluding gains resulting from sale of fixed assets, during the applicable period; (b) similar non-operating losses, excluding losses from sale of fixed assets, during such period, and (c) payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt existing as of the date of this Agreement and of Preferred Stock existing as of the date of this Agreement; provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then all of the Acquired Person’s EBIT (calculated for such Person as set forth above) for the period of determination shall be added to EBIT, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBIT of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBIT.
     “EBITDA” means, for any period of determination, EBIT, plus, to the extent subtracted in determining the consolidated net income of the Borrower and its Subsidiaries, depreciation and amortization, as determined in accordance with GAAP, excluding (to the extent included) payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt existing as of the date of this Agreement and of Preferred Stock existing as of the date of this Agreement; provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then, without duplication, all of the Acquired Person’s EBITDA (calculated for such Person as set forth above) for the period of determination shall be added to EBITDA, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBITDA of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBITDA.
     “EBITDAR” means, for any period of determination, EBITDA, plus, to the extent subtracted in determining the consolidated net income of the Borrower and its Subsidiaries, Rental Expense; provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then, without duplication, all of the Acquired Person’s EBITDAR (calculated for such Person as set forth above) for the period of determination shall be added to EBITDAR, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBITDAR of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBITDAR.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day. Each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.
     “Fixed Charge Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of:
(a) the total for such period of (i) EBITDAR, minus (ii) Restricted Payments, and minus (iii) income taxes paid in cash during such period;
to
(b) the sum for such period of (i) Interest Expense, plus (ii) mandatory or scheduled principal payments of consolidated Funded Debt of the Borrower and its Subsidiaries (including payments of Capitalized Leases), and plus (iii) Rental Expense.
     “Funded Debt” means, without duplication, all obligations of a Person or its Subsidiaries on a consolidated basis: (a) in respect of borrowed money, including without limitation Loans hereunder; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of such Person or Subsidiaries, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) any obligation for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) any obligation as lessee under any Capitalized Lease; (e) net liabilities under any interest rate swap or hedging agreement; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit.
     “Event of Default” means any event described in Section 10.1.

     “GAAP” means generally accepted accounting principles as applied in the preparation of the audited consolidated financial statement of the Borrower referred to in Section 7.5.
     “Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.
     “Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
     “Interest and Dividend Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of New OTC, of: (a) EBIT for such period; to (b) the sum for such period of (i) Interest Expense, plus (ii) dividends or interest on Preferred Stock.
     “Interest-bearing Debt” means, without duplication, all obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) as lessee under any Capitalized Lease; (e) that are all guaranties and contingent or other legal obligations in respect to Interest-bearing Debt of other Persons, excluding ordinary course endorsements; (f) that are net liabilities under any interest rate swap, collar or other interest rate hedging agreement; (g) that are undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit; (h) that are amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, (i) that are amounts calculated in respect of Permitted Sales and Leasebacks as provided in the definition thereof; and (j) that are indebtedness attributable to

Permitted Securitization Transactions (whether or not such transactions include recourse to the Borrower or a Subsidiary).
     “Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense: (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, (e) interest attributable to Permitted Sales and Leasebacks, as provided in the definition thereof, and (f) discount or other yield attributable to Permitted Securitization Transactions.
     “Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Base Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by the Borrower pursuant to Section 2.3 or Section 2.4; provided, that:
(a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Termination Date.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

     “Investment Grade Rated” means having a Long Term Debt Rating of BBB- or better by S&P and Baa3 or better by Moody’s.
     “Letters of Credit” shall have the meaning set forth in Section 2.8.
     “Letter of Credit Agreements” shall have the meaning set forth in Section 2.8.
     “Letter of Credit Obligations” shall mean the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.
     “LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “LIBOR Interbank Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.
     “LIBOR Interbank Daily Rate” means the offered rate for deposits in United States Dollars for interest periods of one month determined by the Agent from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on each Business Day (without taking into account the two-day future delivery convention applicable to such reports), which rate shall remain in effect until the next following Business Day.
     “LIBOR Rate (Reserve Adjusted)” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRA	=	LIBOR Interbank Rate
1.00 - LRR
In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by the Agent for the applicable Interest Period. The Agent’s determination of all such rates shall be conclusive in the absence of manifest error.
     “LIBOR Rate (Reserve Adjusted) Daily Floating” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRADF	=	LIBOR Interbank Daily Rate
1.00 - LRR
In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRADF” means “LIBOR Rate (Reserve Adjusted) Daily Floating”. The Agent’s determination of all such rates shall be conclusive in the absence of manifest error.
     “LIBOR Reserve Rate” means a percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interbank Rate or LIBOR Interbank Daily Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Advances.
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loans” means the Revolving Loans and the Swing Line Loans.
     “Loan Documents” means this Agreement, the Notes, each Letter of Credit Agreement, the Parent Negative Pledge and the Parent Subordination Agreement (prior to the Permitted Reorganization only), each Material Subsidiary Guaranty and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, Material Subsidiary, the Parent (prior to the Permitted Reorganization Effective Date only) or any other guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.
     “Long Term Debt Rating” means the rating assigned by S&P or Moody’s to the long term, unsecured and unsubordinated indebtedness of the Borrower.
     “Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated assets of the Borrower and its Subsidiaries (excluding Otter Tail Power Company and its Subsidiaries on and after the Permitted Reorganization Effective), or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated gross revenues of the Borrower and its Subsidiaries (excluding Otter Tail Power Company and its Subsidiaries on and after the Permitted Reorganization Effective). Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Agent, but not less than one time per fiscal year of the Borrower thereafter. Notwithstanding the foregoing neither Otter Tail Power Company nor any other Subsidiary of Otter Tail Power Company shall be deemed a Material Subsidiary.
     “Material Subsidiary Guaranty” means the Guaranty in the form of Exhibit D hereto, duly completed and executed by each Material Subsidiary now existing or hereafter formed or acquired, except for any Subsidiary that is a Controlled Foreign Corporation. Material Subsidiary Guaranty shall include the New Material Subsidiary Guaranty, after such guaranty is delivered as provided in Section 12.2(g).
     “Moody’s” means Moody’s Investors Service, Inc.
     “New OTC” shall have the meaning set forth in Section 12.1(a).
     “Non-Power Company Assets” means all tangible and intangible assets of the Parent except for the Power Company Assets, and shall expressly include (a) stock of the Borrower, and (b) all notes payable by the Borrower or any Subsidiary to the Parent.
     “New Material Subsidiary Guaranty” means a guaranty by the Material Subsidiaries of New OTC in the form of Exhibit E, duly executed and delivered by each Material Subsidiary of New OTC (including Varistar Corporation).
     “Notes” means the Revolving Notes and the Swing Line Note.
     “Otter Tail Power Company” shall mean the surviving corporation in the merger of Parent with the Merger Sub as provided in Section 12.1(h).
     “Parent” means Otter Tail Corporation, a Minnesota corporation, and any successor thereof.
     “Parent Negative Pledge” means a letter agreement between the Parent and the Agent, dated as of October 2, 2007, as confirmed to the Agent pursuant to an acknowledgement and confirmation as provided in Section 6.1(c) hereof in the form of Exhibit F.
     “Parent Agreement Release” means a release by the Agent, on behalf of itself and the Banks, of the Parent Negative Pledge and the Parent Subordination Agreement in the form of Exhibit G.
     “Parent Subordination Agreement” means a subordination agreement between the Parent and the Agent as of October 2, 2007, as confirmed to the Agent pursuant to an acknowledgement and confirmation as provided in Section 6.1(c) hereof in the form of Exhibit F.

     “Participation Interests” means the participation interest of each Bank in (a) any Swing Line Loan, as provided in Section 2.7(b), (b) Letters of Credit, as provided in Section 2.8(a) and (b), and (c) Loans of other Banks, as provided in Section 4.5.
     “Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each LIBOR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date; (b) the last day of each month for any Swing Line Loan, and (c) the last day of each March, June, September and December of each year for each Base Rate Advance and for any fees including, without limitation, Commitment Fees and the Letter of Credit commissions payable under Section 2.8(c)(vi).
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks. The Percentages of the Banks as of the date of this Agreement are set forth on Schedule 1.1(a).
     “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.
     “Permitted Reorganization” means the transactions described in Article XII hereof, which transactions shall be deemed the Permitted Reorganization only when completed in accordance with all of the requirements of Article XII and upon satisfaction or waiver by the Required Banks, or if so required by Section 13.2 all Banks, of all of the conditions provided therein.
     “Permitted Reorganization Effective Date” shall mean the time that the Permitted Reorganization becomes effective and all conditions provided in Article XII are satisfied or waived by the Agent.
     “Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to (a) Interest Expense, prior to the Permitted Reorganization Effective Date, and (b) Interest-bearing Debt, on and after the Permitted Reorganization Effective Date, in each case , calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).

     “Permitted Securitization Transactions” means sales of accounts receivable and other securitization transactions in nominal principal amounts not to exceed $50,000,000; provided, that such transactions may include only recourse to the Borrower or a Subsidiary (a) under customary representations and warranties not constituting credit support for the assets sold, and (b) constituting credit support in an amount not exceeding 10% of the nominal principal amount of the transaction. The nominal principal amount of any Permitted Securitization Transaction, and the discount or other yield attributable thereto for purposes of determination of Interest Expense, shall each be determined on a reasonable basis by the Borrower as if each such transaction were a financing transaction and not a sale.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Power Company Assets” means all tangible and intangible assets of the Parent consisting of property, contracts, leases, right, privileges, franchises, patents, trademarks, licenses, registrations and other assets that pertain to the Parent’s electric generation and transmission business.
     “Preferred Stock” means stock of the Borrower other than common stock.
     “Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.
     “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Rental Expense” means, for any period of determination, the aggregate amount, without duplication, of rent paid, accrued or scheduled to be paid under any lease of assets that is not a Capitalized Lease.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.
     “Reporting Entity” is defined in Section 8.1(a).
     “Required Banks” means (subject to Section 2.11 with respect to any Defaulting Bank) those Banks whose total Percentage exceeds 50.00%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 50.00% of the aggregate outstanding principal of all Loans.
     “Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower, which shall include dividends by Varistar Corporation to New OTC after the Permitted Reorganization Effective Date), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only). Consummation of the Permitted Reorganization in accordance with the terms and conditions set forth in Article XII hereof shall not be deemed to constitute a Restricted Payment.
     “Revolving Loans” means the Loans described in Section 2.1(a).
     “Revolving Notes” means the promissory notes of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A-1, issued by the Borrower to each of the Banks, as such promissory notes may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory notes.
     “S&P” means Standard & Poor’s Ratings Group.
     “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     “Swing Line Guideline” means the maximum unpaid principal amount of the Swing Line Loans which may from time to time be outstanding hereunder, being initially $20,000,000.
     “Swing Line Bank” means U.S. Bank.
     “Swing Line Loans” means the Loans described in Section 2.1(b).

     “Swing Line Note” means the promissory note of the Borrower described in Section 2.5(b), substantially in the form of Exhibit A-2, issued by the Borrower to the Swing Line Bank, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.
     “Swing Line Participation Amount” is defined in Section 2.7(b).
     “Termination Date” means the earliest of (a) October 2, 2010, (b) the date on which the Commitments are terminated pursuant to Section 10.2 hereof or (c) the date on which the Commitments are reduced to zero pursuant to Section 4.3 hereof.
     “Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.
     “Unrefunded Swing Line Loans” is defined in Section 2.7(b).
     “U.S. Bank” means U.S. Bank National Association, in its individual capacity and not as Agent hereunder.
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
     Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.
ARTICLE II TERMS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     Section 2.1 The Commitments and the Swing Line Loans. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein:
(a) Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Bank agrees, severally and not jointly, to make loans (each, a

“Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of any Bank’s Revolving Loans, its Percentage of Letter of Credit Obligations and its Percentage of Swing Line Loans shall not exceed such Bank’s Commitment and provided, further, that the total of all outstanding Revolving Loans, Letter of Credit Obligations and Swing Line Loans shall not exceed the aggregate Commitments of all Banks at any time. The Revolving Loans shall be made by the Banks on a pro rata basis, calculated for each Bank based on its Percentage.
(b) Upon request by the Borrower, the Swing Line Bank may, at its sole discretion, make loans (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to the Borrower from time to time from the date hereof until the Termination Date, provided, that the aggregate unpaid principal amount of the Swing Line Loans at any one time outstanding shall not exceed the Swing Line Guideline.
     Section 2.2 Advance Options. The Revolving Loans shall be constituted of LIBOR Advances and/or Base Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding LIBOR Advances shall not exceed eight (8) at any one time. Each LIBOR Advance shall be in a minimum amount of $500,000. Each Base Rate Advance shall be in a minimum amount of $100,000. Swing Line Loans may be in any amount requested by the Borrower.
     Section 2.3 Borrowing Procedures.
(a) Request by Borrower. Any request by the Borrower for a Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than:
(i) 1:00 p.m., Minneapolis time, one Business day prior to the date of the requested Loan, if the Loan shall be comprised of Base Rate Advances; or
(ii) 12:00 noon, Minneapolis time, three Business days prior to the date of the requested Revolving Loan, if the Revolving Loan shall be, or shall include, a LIBOR Advance.
Each request for a Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan and the type or types of Advances comprising such Loan, and (3) if such Loan shall include LIBOR Advances, the initial Interest Periods for such Advances. The Swing Line Bank and the Borrower shall, from time to time, enter into mutually acceptable arrangements for requests for Swing Line Loans, notices of funding, funding and repayment of the Swing Line Loans.

(b) Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s Percentage of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in immediately available funds not later than 11:00 a.m., Minneapolis time. On the date of any requested Swing Line Loans that the Swing Line Bank has agreed to make, the Swing Line Bank shall provide the requested Swing Line Loan to the Agent in immediately available funds not later than 4:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loans available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the lending date so requested, provided that the Agent shall not be required to make any amount of the requested Revolving Loans available to the Borrower unless the Agent shall have received such amount from the Banks, and provided, further, that unless the Agent shall have been notified in writing by a Bank prior to the time requested Revolving Loans shall be made hereunder that such Bank does not intend to make its Percentage share of the requested Revolving Loans available to the Agent, the Agent may assume that such Bank has made such Percentage share available to the Agent and the Agent may in reliance on such assumption make Revolving Loans available to the Borrower a corresponding amount. In any case that the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan. If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.
     2.4 Continuation or Conversion of Loans. The Borrower may elect to (i) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:

(a) 1:00 p.m., Minneapolis time, one Business day prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or
(b) 12:00 noon, Minneapolis time, three Business days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.
Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, LIBOR Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBOR Advance is paid in full the Agent may at any time thereafter convert the LIBOR Advance into a Base Rate Advance. Until such time as such Advance is converted into a Base Rate Advance by the Agent or the Borrower or is continued as a LIBOR Advance with a new Interest Period by notice by the Borrower as provided above, such Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period adjusted, however, to reflect changes in the Applicable Margin. No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default shall exist.
     Section 2.5 The Notes. The Loans shall be evidenced by the following Notes:
(a) The Revolving Loans of each Bank shall be evidenced by a Revolving Note in the amount of such Bank’s Commitment originally in effect and dated as of the date of this Agreement. The Banks shall enter in their respective records the amount of each Revolving Loan and Advance, the rate of interest borne by each Advance and the payments made on the Revolving Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
(b) The Swing Line Loans shall be evidenced by the Swing Line Note in the amount of the Swing Line Guideline. The Swing Line Bank shall enter in its records the amount of each Swing Line Loan and the payments made on the Swing Line Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
     Section 2.6 Funding Losses. In the event of (a) any failure of the Borrower to borrow, continue or convert a LIBOR Advance on a date specified in a notice thereof, or (b) any payment (including, without limitation, any payment pursuant to Section 4.2, 4.3 or 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance, the Borrower agrees to pay each Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such event. The term “Interest Differential”

shall mean that sum amount, not less than $0, equal to the financial loss incurred by each Bank resulting from such event, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Advance) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. The term “Money Markets” refers to one or more wholesale funding markets available to the Banks, including negotiable certificates of deposit, commercial paper, LIBOR deposits, bank notes, federal funds and others. Such determinations by each Bank of shall be conclusive in the absence of manifest error.
     Section 2.7 Refunding of Swing Line Loans.
(a) At any time permitted hereunder, the Borrower may request the Banks to make Revolving Loans which may be applied to repay the Swing Line Loans outstanding. Upon occurrence and during continuance of a Default or Event of Default, the Swing Line Bank may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Bank to act on its behalf), upon notice given by the Swing Line Bank no later than 12:00 noon, Minneapolis time, on the relevant refunding date, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan (which shall be a Base Rate Advance), in an amount equal to such Bank’s Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to refund such Swing Line Loans. Each Bank shall make the amount of such Revolving Loan available to the Agent in immediately available funds, no later than 2:00 p.m., Minneapolis time, on the date of such notice. The proceeds of such Revolving Loans shall be distributed by the Agent to the Swing Line Bank and immediately applied by the Swing Line Bank to repay the Refunded Swing Line Loans.
(b) If, for any reason, Revolving Loans may not be (as determined by the Agent in its sole discretion), or are not, made pursuant to Section 2.7(a) to repay Swing Line Loans, then, effective on the date such Revolving Loans would otherwise have been made, each Bank severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Swing Line Loans (“Unrefunded Swing Line Loans”) in an amount equal to the amount of Revolving Loans which would otherwise have been made by such Bank pursuant to Section 2.7(a). Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation (the “Swing Line Participation Amount”), and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans.
(c) Whenever, at any time after the Swing Line Bank has received from any Bank such Bank’s Swing Line Participation Amount, the Swing Line Bank receives any payment on account of the Swing Line Loans, the Swing Line Bank will distribute to such Bank its

Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed to it by the Swing Line Bank.
(d) Each Bank’s obligation to make the Loans referred to in Section 2.7(a) and to purchase participating interests pursuant to Section 2.7(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent specified in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     Section 2.8 Letters of Credit
(a) Letters of Credit. Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Obligations shall never exceed the lesser of (i) $30,000,000 or (ii) the Commitments, and that the sum of Letter of Credit Obligations plus Loans shall never exceed the aggregate Commitments of all Banks, the Borrower may, in addition to Loans, request that the Agent issue letters of credit for the account of the Borrower or any Subsidiary, as provided in Section 2.8(f), by making such request to the Agent (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”). The Agent may, at its discretion, elect to issue or decline to issue any requested Letter of Credit. No Letter of Credit shall expire more than one year after the date of issuance thereof (provided, that Letters of Credit may automatically extend absent notice of termination by the issuer). Upon the date of the issuance of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed without further action by any party hereto, to have purchased from the Agent, a participation, in its Percentage, in such Letter of Credit and the related Letter of Credit Obligations.
(b) Purchase Unconditional. Each Bank’s purchase of a participating interest in a Letter of Credit pursuant to Section 2.8(a) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Agent, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent in Article VI; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Bank; (v) the expiry date of any Letter of Credit occurring after such Bank’s Commitment has terminated; or (vi) any other circumstance, happening or event whatsoever, whether or not similar or any of the foregoing.
(c) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
(i) Upon receipt of any request for a Letter of Credit, the Agent shall notify each Bank of the contents of such request and of such Bank’s Percentage of the amount of such proposed Letter of Credit.
(ii) No Letter of Credit may be issued if after giving effect thereto the Letter of Credit Obligations shall exceed $30,000,000 or if the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit Obligations would exceed the aggregate Commitments of all Banks. The Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank’s Percentage of the Letter of Credit Obligations.
(iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the Agent shall have made a payment to a beneficiary of such Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by the Borrower, an amount equal to such Bank’s Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 2:00 p.m. Minneapolis time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.
(iv) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Article VI hereof and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the borrowing of Loans.

The Agent will pay to each Bank such Bank’s Percentage of all amounts received from the Borrower for application in payment, in whole or in part, of a Letter of Credit Obligation, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to clause (iii) above.
(v) The Borrower’s obligation to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit shall be performed strictly in accordance with the terms of this Agreement and the applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Agent under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (v), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent nor the Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Agent; provided that the foregoing shall not be construed to excuse the Agent from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Agent’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Agent (as finally determined by a court of competent jurisdiction), the Agent shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto expressly agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Agreement may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(vi) The Borrower will pay to Agent for the account of each Bank (subject to Section 2.11 with respect to any Defaulting Lender) in accordance with its Percentage a letter of credit fee with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the then-applicable Applicable Margin for LIBOR Advances, such fee to be due and payable quarterly, in arrears on the Payment Dates. The Agent will pay to each Bank (subject to Section 2.11 with respect to any Defaulting Lender), promptly after receiving any payment in respect of letter of credit fee referred to in this clause (v), an amount equal to the product of such Bank’s Percentage times the amount of such fees. The Borrower shall also pay to Agent at the Principal Office for the account of the Agent a fronting fee of 0.125% of the face amount of the applicable Letter of Credit. At all times that the rate of interest provided in Section 3.1(d) shall apply to the Loans, the fee paid for the account of the Banks under this Section shall be increased by 2.00% per annum. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.
(vii) The issuance by the Agent of each Letter of Credit shall, in addition to the discretionary nature of this facility, be subject to the conditions precedent that the Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement (the “Letter of Credit Agreements”). In the event of a conflict between the terms of this Agreement and the terms of any Letter of Credit Agreement (including the charging of any fees other than normal and customary reimbursable expenses), the terms hereof shall control.
(viii) In the event that any Letter of Credit remains outstanding after the Termination Date, the Borrower shall deliver, prior to the Termination Date, cash collateral to be held and applied in accordance with the terms of Section 10.3.
(d) Indemnification; Release. The Borrower hereby indemnifies and holds harmless the Agent and each Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Agent or such Bank may incur (or which may be claimed against the Agent or such Bank by any Person whatsoever), regardless of whether caused in whole or in part by the negligence of any of the indemnified parties, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law.
(e) Existing Letters of Credit. Letters of Credit previously issued by the Agent under the Existing Credit Agreement shall be deemed to be “Letters of Credit” for all purposes hereunder.
(f) Issuance of Letters of Credit for Account of Subsidiaries. Upon request of the Borrower, Letters of Credit may be issued for the account of Subsidiaries of the Borrower. In such event, the Borrower shall be deemed to have irrevocably guarantied payment of the obligations of each Subsidiary in respect of Letters of Credit issued for the account of such Subsidiary, and if requested by the Bank, the Borrower shall, together with such Subsidiary, enter into the Letter of Credit Agreement as co-applicant or guarantor, and shall execute and deliver such other instrument of guaranty as shall be required by the Agent.
     Section 2.9 Increase to Commitments. The Borrower may, no more than twice prior to the Termination Date, increase the Commitments hereunder, by giving notice to the Agent, specifying the dollar amount of the increase (which shall be an integral multiple of $10,000,000, and which shall not result in total aggregate Commitments hereunder in excess of $300,000,000); provided, however, that an increase in the Commitments hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing. The Borrower may increase the Commitments by either increasing a Commitment with an existing Bank or obtaining a Commitment from a new financial institution, the selection of which shall require the consent of the Agent, not to be unreasonably withheld. The Borrower, the Agent and each Bank or other financial institution that is increasing its Commitment or extending a new Commitment shall enter into an amendment to this Agreement setting forth the amounts of the Commitments, as so increased, providing that any new financial institution extending a new Commitment shall be a Bank for all purposes under this Agreement. No such amendment shall require the approval or consent of any Bank whose Commitment is not being increased and no Bank shall be required to increase its Commitment unless it shall so agree in writing. Upon the execution and delivery of such amendment as provided above, this Agreement shall be deemed to be amended accordingly and the Agent shall adjust the funded amount of the Advances of the Banks so that each Bank (including the Banks with new or increased Commitments) shall hold their respective Percentages (as amended by such amendment) of the Advances outstanding and the unfunded Commitments (and each Bank shall so fund any increased amount of Advances).
     Section 2.10 Purpose of the Loans. The Loans shall be used (a) to refinance certain indebtedness of the Borrower, and (b) for purposes of funding working capital, capital expenditures, and other corporate purposes of the Borrower and its Subsidiaries.
     Section 2.11 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank (the “Default Period”):

(a) Commitment Fees. Such Defaulting Bank’s Commitment, outstanding Loans and Participation Interests shall be excluded for purposes of calculating the Commitment Fees and Letter of Credit commissions payable to Banks, and such Defaulting Bank shall not be entitled to receive any Commitment Fee or Letter of Credit commission pursuant to Section 3.2 and Section 2.8(c)(vi), respectively, with respect to such Defaulting Bank’s Commitment and such fees with respect to such Defaulting Bank shall cease to accrue.
(b) Voting. Such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters and the Commitment, outstanding Loans and Participation Interests of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.2).
(c) Prepayments. To the extent permitted by applicable law, until the end of the Default Period, any voluntary prepayment of the Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Banks as if such Defaulting Bank had no Loans outstanding.
(d) Reallocation of Swing Line Loans and Letters of Credit. If any Swing Line Loans or Letters of Credit are outstanding at the time a Bank becomes a Defaulting Bank then:
(i) all or any part of such Defaulting Bank’s Participation Interests in such Swing Line Loans or Letters of Credit shall be reallocated among the non-Defaulting Banks in accordance with their respective Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Loans and Participation Interests plus such Defaulting Bank’s Loans and Participation Interests does not exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Article VI are satisfied at such time; and
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Agent prepay such Defaulting Bank’s portion of the Swing Line Loans, or deliver collateral for such Defaulting Bank’s portion of drawings under Letters of Credit to be held as provided in Section 10.3 (to the extent not fully reallocated as provided in clause (i) above after giving effect to any partial reallocation thereunder), or enter into an alternative arrangement satisfactory to the Agent with respect to such Defaulting Bank’s portion of the Swing Line Loans or Letters of Credit.
(e) Application of Payments. Subject to application of voluntary prepayments as described in Section 2.11(c), any amount otherwise payable to a Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Sections 2.7(c), 2.8(c)(iv), 4.1, 4.2, 4.3, 4.4, 4.5 or 10.4) shall, in lieu of being distributed to such Defaulting Bank, be applied by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Swing Line Bank hereunder, (iii) third, to the funding of any Loan or the funding of any Participation Interest in respect of which such Defaulting Bank has failed to fund its Percentage thereof as required by this Agreement, as determined by the Agent, (iv) fourth, at the election of the Agent and the Borrower, either to (x) repay Borrower Obligations to the non-Defaulting Banks, in such order of application as the Agent shall designate, or (y) be held on account with the Agent as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the non-Defaulting Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.
(f) Remedy by Defaulting Bank. In the event that the Agent, the Borrower and the Swing Line Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Participation Interests of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Percentage. In addition, at such time as a Defaulting Bank ceases to be a Defaulting Bank, the Agent shall cause any and all collateral delivered by the Borrower pursuant to Section 2.11(d)(ii) to be promptly released and returned to the Borrower, and there shall be no retroactive adjustment to or accrual of any Commitment Fees or Letter of Credit commissions that would otherwise have been payable to such Defaulting Bank during the Default Period if such Defaulting Bank had not been a Defaulting Bank.
(g) Non-exclusive Remedies. The rights and remedies against a Defaulting Bank under this Section 2.11 are in addition to other rights and remedies which Borrower may have against such Defaulting Bank with respect to any Funding Default and which the Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default.
     Section 2.12 Replacement of Banks. If the Agent provides the Borrower with a notice pursuant to Section 5.2 or if any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Defaulting Bank and the Agent, require such Defaulting Bank to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a) The Borrower shall have paid to the Agent the assignment fee specified in Section 12.3(b)(ii);

(b) Such Defaulting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and its portion of the Swing Line Participation Amount, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and
(c) Such assignment does not conflict with applicable law.
     Section 2.13 Authorized Representatives. The Borrower shall act hereunder through the Authorized Representatives designated from time to time and all notices and requests to be given and received by the Borrower, including requests for Loans and designation of amounts of Advances and Interest Periods, shall be given by and directed to such Authorized Representatives.
ARTICLE III INTEREST AND FEES
     Section 3.1 Interest.
(a) LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for each Interest Period for such LIBOR Advance plus the Applicable Margin per annum.
(b) Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin per annum.
(c) Swing Line Loans. The unpaid principal amount of all Swing Line Loans shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) Daily Floating plus the Applicable Margin for LIBOR Advances per annum.
(d) Interest After Maturity. Any amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Base Rate in effect from time to time.
     Section 3.2 Commitment Fee. The Borrower shall (subject to Section 2.11 with respect to any Defaulting Lender) pay fees (the “Commitment Fees”) to the Agent for the account of the Banks (in according with their respective Percentages) in an amount determined by applying the Applicable Commitment Fee Rate per annum to the average daily unused amount of the Commitments (with the face amount of all Letters of Credit deemed usage for such purpose, but

Swing Line Loans not deemed usage) of the Banks for the period from the date hereof to the Termination Date.
     Section 3.3 Computation. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days, provided, that any interest or fee calculated with reference to the Prime Rate shall be computed on the basis of actual days elapsed and a year of 365 days.
     Section 3.4 Payment Dates. Accrued interest under Section 3.1(a), (b) and (c), and Commitment Fees shall be payable on the applicable Payment Dates. Accrued interest under Section 3.1(d) shall be payable on demand.
     Section 3.5 Agent’s Fee. The Borrower shall pay to the Agent fees described in the Agent’s Fee Letter.
ARTICLE IV PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF
     Section 4.1 Repayment. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.
     Section 4.2 Optional Prepayments. The Borrower may, upon at least three (3) Business Days’ prior written or telephonic notice received by the Bank, prepay the Loans, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof. Any prepayment of a LIBOR Advance shall be in an amount equal to the remaining entire principal balance of such Advance.
     Section 4.3 Optional Reduction or Termination of Commitment. The Borrower may, at any time, upon no less than 2 Business Days prior written or telephonic notice received by the Agent, reduce the Commitment, with any such reduction in a minimum amount of $500,000 or an integral multiple thereof. Upon any reduction in the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans plus the Letter of Credit Obligations exceeds the Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than 2 Business Days prior written notice to the Agent, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Banks hereunder. All payment described in this Section is subject to the provisions of Section 2.6. Notwithstanding the foregoing, the Commitment may not be reduced to an amount below outstanding Letter of Credit Obligations, or terminated if Letters of Credit are outstanding.

     Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made (subject only to required withholding by the Borrower in the case of non-compliance by a Bank with the requirements of Section 13.3(e)) without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota, provided, however, that the Swing Line Bank and the Borrower shall enter into mutually acceptable arrangements for payment of the Swing Line Loans which may permit payment of the Swing Line Loans later than such time. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal, interest and Commitment Fees. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).
     Section 4.5 Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the Material Subsidiary Guaranties or otherwise) on account of principal of, interest on, or fees with respect to any Loan, or payment of any Letter of Credit Obligations, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
ARTICLE V ADDITIONAL PROVISIONS RELATING TO LOANS
     Section 5.1 Increased Costs. If, as a result of any change after the date hereof of any law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:
(a) any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loans or of the Commitment Fees (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;
(b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (excluding any reserve or other requirement reflected in the calculation of LIBOR Rate (Reserve Adjusted)) is imposed, modified or deemed applicable;
(c) any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable as a consequence of this Agreement or the Loans made by such Bank; or
(d) any other condition (other than any condition relating to taxes, duties, or other charges as set forth in clause (a) above) affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;
and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loans, issuing or participating in the Letters of Credit or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced to a level below which such Bank could have achieved but for such change;
then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions: (i) which additional amounts applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions; or (ii) unless such Bank is generally requiring payment under comparable provisions of its agreements with similarly situated borrowers.
     Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto), or in the case of Section 5.2(b), the Agent or the Required Banks determine, that:

(a) deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period; or
(b) that the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making, maintaining or funding the LIBOR Advance for a relevant Interest Period;
the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances or convert any such LIBOR Advance to a Base Rate Advance, without premium or penalty on the last day of the current Interest Period with respect thereto.
     Section 5.3 Changes in Law Rendering LIBOR Advances Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any LIBOR Advance, the obligation of such Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing, and the Borrower shall, at the time notified by such Bank, either convert each such unlawful Advance to a Base Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.6.
     Section 5.4 Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Interbank Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).
ARTICLE VI CONDITIONS PRECEDENT
     Section 6.1 Conditions of Closing. This Agreement shall become effective, and shall govern Loans made and Letters of Credit issued under the Existing Credit Agreement and further Loans and Letters of Credit to be made hereunder, subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent and the following shall have occurred:
(a) The Notes, duly executed by the Borrower.
(b) The Material Subsidiary Guaranty, duly executed by each Material Subsidiary.
(c) Acknowledgment and confirmation of the Parent Negative Pledge and the Parent Subordination Agreement in the form of Exhibit F, executed by the Parent.
(d) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower with all amendments thereto. In lieu of providing new copies of such Articles or Certificates of Incorporation and By-laws, such certificates may certify that there has been no amendment to such documents from the copies of those documents delivered with the Certificate of the Borrower dated as of October 2, 2007.
(e) A certificate or certificates of the Secretary or an Assistant Secretary of the Material Subsidiaries attesting to the incumbency of the officers of the Material Subsidiary authorized to execute the Loan Documents and attaching copies of any amendments to the Articles or Certificate of Incorporation or By-Laws of the Material Subsidiary from the copies of those documents delivered with the Certificates of the Material Subsidiaries dated as of October 2, 2007, or May 6, 2008 for Miller Welding & Iron Works, Inc., or stating that there have been no such amendments.
(f) A Certificate of Good Standing for the Borrower and each Material Subsidiary in the jurisdiction of its incorporation, certified by the appropriate governmental officials.
(g) An opinion of counsel to the Borrower and each Material Subsidiary, addressed to the Banks, in substantially the form of Exhibit H.
(j) The Agent’s Fee Letter and payment of all fees and reimbursements payable hereunder and thereunder.
     Section 6.2 Conditions Precedent to all Loans. The obligation of the Banks to make any Loan hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation by the Borrower that the following are satisfied):
(a) Before and after giving effect to such Loan, the representation and warranties contained in Article VII shall be true and correct, as though made on the date of such Loan; and
(b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.
ARTICLE VII REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make Loans hereunder, the Borrower represents and warrants to the Agent and the Banks:
     Section 7.1 Organization, Standing, Etc. The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.
     Section 7.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     Section 7.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under this subsection (c) would constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.
     Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.
     Section 7.5 Financial Statements and Condition. The Parent’s audited consolidated financial statements as of December 31, 2007, and the Borrower’s unaudited quarterly financial statements as at September 30, 2008, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Parent, the Borrower and the Subsidiaries as at such dates and the results of their operations for the fiscal year then ended. As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2007, no Adverse Event has occurred.
     Section 7.6 Litigation and Contingent Liabilities. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, could constitute an Adverse Event. Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.
     Section 7.7 Compliance. The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.
     Section 7.8 Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Material Subsidiary or which would require a material expenditure by the Borrower or such Material Subsidiary to cure. Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

     Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. As of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.
     Section 7.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.
     Section 7.11 Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and the Material Subsidiaries in the audited consolidated financial statement of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the consolidated financial statements referred to in Section 7.5, (b) Liens listed on Schedule 7.11, or (c) Liens allowed under Section 9.8.
     Section 7.12 Taxes. Each of the Borrower and the Material Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.
     Section 7.13 Trademarks, Patents. Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership or license, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

     Section 7.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.15 Subsidiaries. Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.
     Section 7.16 Partnerships and Joint Ventures. Schedule 7.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.
     Section 7.17 Senior Debt. The Loans are senior unsecured Indebtedness of the Borrower, and are pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.
ARTICLE VIII AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Note have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:
     Section 8.1 Financial Statements and Reports. Furnish to the Agent for distribution to the Banks:
(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Parent (or for any period ending after the Permitted Reorganization Effective Date, New OTC; the Parent or New OTC, as applicable, being called the “Reporting Entity”), the annual audit report of the Reporting Entity and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Reporting Entity and acceptable to the Agent, together with any related management letters, and including supplemental schedules detailing balance sheet and income statement results for Varistar Corporation and its Subsidiaries, and a statement from such independent certified public accountants substantially similar to “the schedules have been subjected to the auditing procedures applied in the basic consolidated financial statements of [the Reporting Entity], and in the opinion of the undersigned, are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole”.

(b) As soon as available and in any event within 45 days after the end of each quarter of each fiscal year, a copy of the unaudited financial statement of Varistar Corporation (or after the Permitted Reorganization Effective Date, New OTC) and its Subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), signed by Varistar Corporation’s or New OTC’s, as applicable, senior financial officer, consisting of at least consolidated statements of income and cash flow for Varistar Corporation or New OTC, as applicable, and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of Varistar Corporation, or New OTC, as applicable, as at the end of such quarter.
(c) Together with the consolidated financial statements furnished by Varistar Corporation or the Reporting Entity, as applicable, under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by the senior financial officer of Varistar Corporation or the Reporting Entity, as applicable, which shall confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action Varistar Corporation or the Reporting Entity, as applicable, proposes to take with respect thereto.
(d) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(e) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(f) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Reporting Entity’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
(g) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Person(s) affected by such proceeding.
(h) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Material Subsidiary which are material to the operations of the Borrower or such Material Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Material Subsidiary to any Person or which will require a material expenditure by the Borrower or such Material Subsidiary to cure any alleged problem or violation.
(i) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.
     Section 8.2 Corporate Existence. Subject to Sections 9.1, 9.2 and 9.4 in the instance of a Material Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.
     Section 8.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
     Section 8.4 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Material Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP.
     Section 8.5 Inspection. Permit any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate. So long as no Event of Default exists, the expenses of the Banks for such visits, inspections and examinations shall be at the expense of the Banks, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

     Section 8.6 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 8.7 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
     Section 8.8 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.
     Section 8.10 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in an Adverse Event.
     Section 8.11 Senior Debt. Take all actions necessary to assure that the Loans are senior unsecured Indebtedness of the Borrower, and are and remain pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver collateral under certain circumstances, as specifically provided herein).
     Section 8.12 Subsidiaries. Upon the formation or acquisition of any Subsidiary that is a Material Subsidiary, unless such Material Subsidiary is a Controlled Foreign Corporation, the Borrower will cause such Material Subsidiary to, concurrent with such formation or acquisition, execute and deliver a Material Subsidiary Guaranty to the Agent for the benefit of the Banks, and provide (a) a certificate or certificates of the Secretary or an Assistant Secretary of such Material Subsidiaries attesting to the incumbency of the officers of such Material Subsidiary authorized to execute the Material Subsidiary Guaranty and attaching copies of the Articles or Certificate of Incorporation or By-Laws (or other governing documents), (b) A Certificate of Good Standing for such Material Subsidiary in the jurisdiction of its incorporation, certified by the appropriate governmental officials, and (c) an opinion of counsel to such Material Subsidiary, addressed to the Banks, addressing with respect to such Material Subsidiary, the matters addressed with respect to the Material Subsidiaries in the opinion of counsel the form of Exhibit H.
     Section 8.13 Ratings. In the case of New OTC after the Permitted Reorganization Effective Date, maintain Long Term Debt Ratings with S&P and Moody’s.

ARTICLE IX NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Note have been paid in full, unless the Required Banks shall otherwise expressly agree in writing the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:
     Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, that (a) any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary; (b) the Borrower and Material Subsidiaries may enter Permitted Divestitures; and (c) the Borrower may enter into the Permitted Reorganization.
     Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:
(a) sales, subleases, leases and licensing of assets in the ordinary course of business;
(b) sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary;
(c) Permitted Divestitures;
(d) Permitted Securitization Transactions;
(e) the Permitted Reorganization;
(f) Permitted Sales and Leasebacks;
(g) sales of used, obsolete, worn out or surplus equipment;
(h) sales of permitted cash equivalents for cash or cash equivalents;
(i) synthetic leases described in subsection (h) of the definition of Interest-bearing Debt and subsection (d) of the definition of Interest Expense;
(j) abandonment of non-material intellectual property assets in the ordinary course of business; and
(k) surrender, release or waiver of contract rights in the ordinary course of business.
     Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $5,000,000.
     Section 9.4 Ownership of Stock. Take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than: (a) Permitted Divestitures; and (b) the Permitted Reorganization.
     Section 9.5 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, or (b) prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary, except for any such prohibition that applies only when a default shall exist under such agreement or shall result from such payment, acquisition or retirement.
     Section 9.6 Restricted Payments. Either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value any Indebtedness of the Borrower or any Subsidiary that is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Loans (including, prior to the Permitted Reorganization Effective Date, any Indebtedness of the Borrower to the Parent under the Parent Subordination Agreement), except for (i) regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited by any document or agreement stating the terms of subordination of such other Indebtedness, or (ii) refinancing of the Indebtedness of the Borrower or a Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law) by the incurrence of Indebtedness that is similarly subordinated in right of payment to the Loans.
     Section 9.7 Investments. Acquire for value, make, have or hold any Investments, except:
(a) Investments outstanding on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;
(b) travel advances to officers and employees in the ordinary course of business;
(c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

(d) certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
(e) commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
(f) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
(g) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
(h) share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
(i) Investments consisting of loans from any Subsidiary to the Borrower;
(j) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries;
(k) provided that no Default or Event of Default shall have occurred and continued, Investments consisting of loans or equity investments to (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided, that such loans and equity investments in the aggregate to any one Subsidiary that is not a Material Subsidiary shall not exceed $5,000,000 in aggregate amounts outstanding at any time (net of any repayment of loans or return of equity);
(l) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary): (i) $20,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, or (ii) $40,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, provided, that not less than 10 Business Days prior to consummation of such acquisition, the Borrower shall have provided pro forma financial statements to the Agent demonstrating that in the good faith judgment of the Borrower, the Borrower will continue to comply with the covenants of this Agreement after giving effect to such acquisition, and provided, further, that consent of the Required Banks to such Investments in excess of such limits shall not be unreasonably withheld; and
(m) Investments made as part of the Permitted Reorganization.

     Section 9.8 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:
(a) Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired;
(b) Liens existing on assets of Material Subsidiaries acquired after the date of this Agreement, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;
(c) Liens existing on the date of this Agreement and disclosed on Schedule 7.11 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 7.11, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 7.11 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 7.11;
(d) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;
(e) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;
(f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;
(g) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
(h) Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower), provided, that (i) such Liens were required to be granted pursuant to agreements and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Agent is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Agent shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement satisfactory to the Agent confirming such respective priorities of such Liens), or (y) other assets that are acceptable to the Required Banks in their sole discretion to secure all

Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising;
(i) Liens arising under or related to any statutory or common law provisions or other customary rights relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary;
(j) Liens of lessors of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;
(k) Liens (to the extent falling under the definition of “Lien”) consisting of ownership interests (and protective filings respecting such ownership interests) of lessors of assets to the Borrower or any Subsidiary under any operating lease, and of licensors of intellectual property or other rights to the Borrower or any Subsidiary;
(l) Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessees or sublessees of assets of the Borrower or any Subsidiary leased in the ordinary course of the Borrower’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Borrower or such Subsidiary;
(m) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Borrower or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Borrower or any Subsidiary;
(n) Liens in favor of the Agent for the benefit of the Agent and the Banks under any provisions of this Agreement or any replacement, additional or successor agreement hereto, requiring such Liens; and
(o) Liens not otherwise permitted by this Section securing Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding.
In no case shall Liens permitted hereunder apply to the stock of any Subsidiary and in no case shall Liens under (d), (f), (g), (i), (j), (k), (l) or (m) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.
     Section 9.9 Contingent Liabilities. Guaranty obligations of any other Person, except for:
(a) Guaranties by the Borrower or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capitalized Lease;
(b) Guaranties by the Borrower of obligations of DMI Industries, Inc. in respect of downpayments by customers of DMI Industries, Inc., in aggregate amounts of up to

$30,000,000, with the amount of such Guaranties to be deemed to be either (i) the dollar limitation set forth in any such Guaranty, if applicable, or (ii) the amount of such downpayment so Guarantied;
(c) other Guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate;
(d) Guaranties by Varistar Corporation and any Material Subsidiary of the obligations of the Parent (or after the Permitted Reorganization Effective Date, New OTC) under that certain Note Purchase Agreement, dated as of December 1, 2001, among the Borrower and the various purchasers which are parties thereto in respect of up to $90,000,000 of 6.63% notes;
(e) Guaranty by Varistar Corporation and any Material Subsidiary of the obligations of the Parent (or after the Permitted Reorganization Effective Date, New OTC) in respect of up to $50,000,000 of 5.778% senior notes due November 30, 2017; and
(f) Guaranties by the Borrower of the obligations of a Subsidiary under any Agreement involving the sale of accounts receivable permitted by Section 9.2(d), provided, that such Guaranties shall not, in the aggregate, Guaranty receivables sale arrangements involving account receivable sales at any time remaining outstanding in excess of $50,000,000.
     Section 9.10 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.
     Section 9.11 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or the applicable Material Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than such entity would obtain in a comparable arm’s-length transaction with a Person not a Related Party, and excluding the Permitted Reorganization.
     Section 9.12 Use of Proceeds. Permit any proceeds of the Loans to be used for purposes other than general corporate purposes (including acquisitions, to the extent permitted hereunder) or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

     Section 9.13 Financial Covenants Prior to the Permitted Reorganization Effective Date. Permit, for any period of four consecutive fiscal quarters ending prior to the Permitted Reorganization Effective Date:
(a) the Fixed Charge Coverage Ratio, calculated for each period of four consecutive fiscal quarters as provided in the definition thereof, to be less than (a) 1.20 to 1.00 for such periods of four consecutive fiscal quarters ending September 30, 2008, December 31, 2008 and March 31, 2009, or (b) 1.25 to 1.00 for each period of four consecutive fiscal quarters ending June 30, 2009 and thereafter; or
(b) the Cash Flow Leverage Ratio, calculated for each period of four consecutive fiscal quarters as provided in the definition thereof, to be greater than (a) 3.25 to 1.00 for such periods of four consecutive fiscal quarters ending September 30, 2008, December 31, 2008 and March 31, 2009, or (b) 3.00 to 1.00 for each period of four consecutive fiscal quarters ending June 30, 2009 and thereafter.
     Section 9.14 Financial Covenants Following the Permitted Reorganization Effective Date. Permit, at any time after the Permitted Reorganization Effective Date:
(a) the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest-bearing Debt, to (b) Total Capitalization to be greater than 0.60 to 1.00; or
(b) the Interest and Dividend Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00.
ARTICLE X EVENTS OF DEFAULT AND REMEDIES
     Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;
(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
(c) The Borrower shall fail to comply with Section 8.2 hereof or any Section of Article IX hereof;

(d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after notice thereof to the Borrower by the Bank;
(e) The Borrower, any Material Subsidiary or Otter Tail Power Company shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower, any Material Subsidiary or Otter Tail Power Company or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower, any Material Subsidiary or Otter Tail Power Company or for a substantial part of the property thereof and shall not be discharged within 30 days;
(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, any Material Subsidiary or Otter Tail Power Company, and, if instituted against the Borrower, any Material Subsidiary or Otter Tail Power Company, shall have been consented to or acquiesced in by the Borrower, such Material Subsidiary or Otter Tail Power Company, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower, such Material Subsidiary or Otter Tail Power Company, or the Borrower, any Material Subsidiary or Otter Tail Power Company shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower, any Material Subsidiary or Otter Tail Power Company and, if instituted against the Borrower, any Material Subsidiary or Otter Tail Power Company, shall be consented to or acquiesced in by the Borrower, any Material Subsidiary or Otter Tail Power Company or shall remain for 30 days undismissed, or the Borrower, any Material Subsidiary or Otter Tail Power Company shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(h) A judgment or judgments for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against the Borrower or a Material Subsidiary and the Borrower or such Material Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(i) The institution by the PBGC of steps to terminate any Plan;

(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $10,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;
(k) Any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms, or the Borrower, any Material Subsidiary, or any other obligor thereunder (except for the Agent or the Banks) shall disavow or contest, or attempt to disavow or contest, its obligations under such Loan Document;
(l) Prior to the Permitted Reorganization Effective Date, either (i) the Parent shall cease to own all of the voting stock of the Borrower, or (ii) any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Parent shall have acquired more than 25% of the shares of such voting stock; or
(m) On and after the Permitted Reorganization Effective Date either (i) New OTC shall cease to own all of the voting stock of Varistar Corporation, or (ii) any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of New OTC as of the Permitted Reorganization Effective Date shall have acquired more than 25% of the shares of such voting stock.
     Section 10.2 Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Agent or the Banks, and (iv) enforce all rights and remedies under any applicable law.

     Section 10.3 Letters of Credit. In addition to the foregoing remedies, if any Event of Default described in Section 10.1(e), (f) or (g) shall have occurred, or if any other Event of Default shall have occurred and the Agent shall have declared that the principal balance of the Notes is due and payable, the Borrower shall pay to the Agent an amount equal to all Letter of Credit Obligations. Such payment shall be in immediately available funds or in similar cash collateral acceptable to the Agent and shall be pledged to the Agent for the ratable benefit of the Banks. Such amount shall be held by the Agent in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Agent the amount provided under this Section, and that the Agent shall, on behalf of the Banks, have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this Section, the Agent, on behalf of the Banks, may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Agent. The balance of any payment due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to the Base Rate plus 2.00%.
     Section 10.4 Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, the Borrower grants to the Agent, each Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Agent, such Bank or such other holder of a Note. Upon the occurrence of any Event of Default, upon written direction by the Agent to such effect, the Agent, each such Bank and each such holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Agent, such Bank or such holder of a Note against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.
ARTICLE XI THE AGENT
     Section 11.1 Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and under the other Loan Documents. The Agent shall have and may exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein and under the other Loan Documents.

     Section 11.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.
     Section 11.3 Responsibility of the Agent and Other Matters.
(a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.
(b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of the Loan Agreements; (ii) the collectibility of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.
(c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in-any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Borrower’s part.

     Section 11.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.
     Section 11.5 Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.
     Section 11.6 U.S. Bank National Association and Affiliates. With respect to U.S. Bank National Association’s Commitment and any Loans by U.S. Bank National Association under this Agreement and any Note and any interest of U.S. Bank National Association in any Note, U.S. Bank National Association shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if U.S. Bank National Association were not the Agent.
     Section 11.7 Notice to Holder of Notes. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.
     Section 11.8 Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent.
     Section 11.9 Co-Documentation Agents and Lead Arranger. None of the Co- Documentation Agents or Lead Arranger shall have any duties, responsibilities or liabilities in such capacities.
ARTICLE XII PERMITTED REORGANIZATION
     Section 12.1 Proposed Transaction. Without any representation or warranty that the following transaction will be consummated, Varistar Corporation and the Parent have informed the Agent and the Banks that they are planning the following transaction (the “Permitted Reorganization”):
(a) formation by the Parent of a new subsidiary, Otter Tail Holding Company (“New OTC”), which will be a Minnesota corporation;
(b) formation by New OTC of a new subsidiary, Otter Tail Merger Sub (“Merger Sub”), which will be a Minnesota corporation;
(c) transfer by the Parent to New OTC by way of assignment or contribution to capital of all Non-Power Company Assets;
(d) assumption by New OTC of all liabilities and obligations of the Parent except the following (collectively, the “Power Company Obligations”) (i) those under the Senior Indebtedness Agreements listed on Schedule 12.1 and the Notes described on such Schedule 12.1, and (ii) all liabilities and obligations that pertain to the Parent’s electric generation and transmission business and do not pertain to the operation of the Parent as a holding company (the liabilities and obligations of the Parent other than the Power Company Obligations are called the “OTC-Assumed Liabilities”; provided, that New OTC shall not assume or Guaranty the Power Company Obligations);
(e) release of the Parent from the OTC-Assumed Liabilities by each holder thereof;
(f) release of Varistar Corporation and its Subsidiaries from any guaranties of Senior Indebtedness Agreements listed on Schedule 12.1 and the Notes described on such Schedule 12.1;
(g) exchange of the stock of New OTC for the stock of the Parent, which will be held by New OTC;
(h) merger of the Parent with Merger Sub (the “Merger”), where the surviving corporation in the Merger will be the Parent and will have the name Otter Tail Power Company;

(i) change of the name of New OTC to Otter Tail Corporation;
(j) assumption by New OTC of all of the Borrower Obligations pursuant to the Assumption and Release Agreement and release by the Agent and the Banks of (i) the Parent’s obligations pursuant to the Parent Subordination Agreement and the Parent Negative Pledge pursuant to the Parent Agreement Release, and (ii) all Borrower Obligations of Varistar Corporation pursuant to the Assumption and Release Agreement (which releases shall not release or affect the obligations and liabilities of Varistar Corporation under the New Material Subsidiary Guaranty); and
(k) Guaranty by each of New OTC’s Material Subsidiaries (which shall include Varistar Corporation) of the Borrower Obligations, as assumed by New OTC, pursuant to the New Material Subsidiary Guaranty.
     Section 12.2 Conditions to Permitted Reorganization. The following shall constitute terms and conditions (in addition to those set forth in Section 12.1) that must be satisfied for the proposed transaction to constitute the Permitted Reorganization under this Agreement:
(a) New OTC and Merger Sub shall have been duly incorporated as Minnesota corporations.
(b) all Non-Power Company Assets shall have been assigned or contributed to the capital of New OTC.
(c) the stock of Varistar Corporation shall be owned by New OTC;
(d) the Permitted Reorganization shall not result in ownership by any Person or group of Persons acting in concert that owned less than 5% of the shares of any voting class of stock of the Parent of more than 25% of the shares of voting stock of New OTC (other than the ownership by the Parent of the stock of New OTC prior to the effectiveness of the Permitted Reorganization);
(e) The Articles of Incorporation and By-laws of New OTC shall be satisfactory to the Agent in form and substance. Pursuant to such documents, New OTC shall have elected a board of directors and New OTC shall have elected and qualified officers authorized to act for New OTC. New OTC shall have received a tax identification number from the Internal Revenue Service.
(f) New OTC shall have received approval of the reorganization from each governmental agency or authority (state, federal or local) having applicable jurisdiction.
(g) The Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed by all necessary parties (other than the Agent):

(i) The Assumption and Release Agreement, and replacement Notes executed and delivered by New OTC to replace the Notes executed by Varistar Corporation;
(ii) The New Material Subsidiary Guaranty, executed and delivered by each Material Subsidiary of New OTC (including Varistar Corporation);
(iii) A certificate or certificates of the Secretary or an Assistant Secretary of New OTC, attesting to and attaching (i) a copy of the corporate resolution of New OTC authorizing the execution, delivery and performance of the Assumption and Release Agreement and of this Agreement, as the Borrower, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of New OTC authorized to execute the Assumption and Release Agreement and any other Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of New OTC with all amendments thereto, including an amendment to change New OTC’s name to Otter Tail Corporation, and (iv) a copy of the By-Laws of New OTC with all amendments thereto.
(iv) A certificate or certificates of the Secretary or an Assistant Secretary of each Material Subsidiary (including Varistar Corporation), attesting to and attaching (i) a copy of the corporate resolution of each Material Subsidiary authorizing the execution, delivery and performance of the New Material Subsidiary Guaranty, respectively, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of each Material Subsidiary authorized to execute the New Material Subsidiary Guaranty, respectively, and (iii) a copy of any amendment of the Articles or Certificate of Incorporation or By-laws of each Material Subsidiary since the copies or such documents supplied in connection with the closing of this Agreement.
(v) A written designation of Authorized Representatives of New OTC.
(vi) A Certificate of Good Standing for New OTC in the jurisdiction of its incorporation, certified by the appropriate governmental officials;
(vii) copies of the instruments or documents entered into by all necessary parties (1) pertaining to the transfer by the Parent of all Non-Power Company Assets to New OTC, (2) pertaining to transfer to New OTC of the OTC Assumed Liabilities and assumption thereof by New OTC (other than the Assumption and Release Agreement), (3) constituting the release of New OTC from the Power Company Obligations by the holders of the Power Company Obligations as provided in Section 12.1(e), and (4) constituting the release of the guaranties by Varistar Corporation and its Subsidiaries of guaranties, as provided in Section 12.1(f);

(viii) copies of all outstanding stock certificates of Varistar Corporation showing New OTC as the owner of such certificates;
(ix) an opinion of counsel to New OTC and the Material Subsidiaries, addressed to the Banks, in substantially the form of Exhibit I;
(x) a balance sheet of New OTC giving effect to the Permitted Reorganization, prepared in accordance with GAAP, and projections and budgets for New OTC following the Permitted Reorganization Effective Date, prepared in good faith by New OTC; and
(xi) any necessary revised versions of Schedules 1.1(b), 7.6, 7.11, 7.15 and 7.16. as provided in Section 12.2(h)(i).
Upon delivery, the instruments or documents described in (i) and (ii) above shall be deemed to be “Loan Documents” under this Agreement.
(h) No Default or Event of Default shall have occurred and shall have continued hereunder. Upon and after consummation of the Permitted Reorganization:
(i) all representations and warranties of the Borrower hereunder, as applied to New OTC, shall be true and correct, except that New OTC shall prepare and submit to the Agent revised drafts of Schedules 1.1(b), 7.6, 7.11, 7.15 and 7.16, which shall, for purposes of the representations and warranties, be deemed to replace the corresponding Schedules to this Agreement. Such revised Schedule 7.15 shall include all Subsidiaries included in the Non-Power Company Assets; and
(ii) no Default or Event of Default shall have occurred after giving effect to the Permitted Reorganization.
(i) No default or event of default shall have occurred under any material contract or agreement constituting a portion of the Non-Power Company Assets, which default or event of default shall not have been waived to the reasonable satisfaction of the Agent.
(j) The Agent shall have received satisfactory evidence that upon consummation of the transactions described herein, the unsecured long term debt of New OTC shall be rated no lower than BB+ by S&P and Ba1 by Moody’s.
     Section 12.3 Authority to Execute Assumption and Release Agreement and Parent Agreement Release. The Banks agree that on the Permitted Reorganization Effective Date, the Agent is authorized to execute and deliver to Varistar Corporation, New OTC and the Parent both the Assumption and Release Agreement and the Parent Agreement Release, as agreement by the Banks and the Agent. The Agent agrees with Varistar Corporation, New OTC and the

Parent that it will so execute and deliver the Parent both the Assumption and Release Agreement and the Parent Agreement Release to Varistar Corporation, New OTC and the Parent. The Assumption and Release Agreement and the Parent Agreement Release shall become effective as provided therein.
     Section 12.4 Senior Indebtedness Prepayment Event. The following provisions shall apply only after the Permitted Reorganization Effective Date:
(a) If a Senior Indebtedness Prepayment Event shall occur, New OTC shall offer to reduce the Commitments hereunder in Ratable Portion not later than the date of prepayment, purchase or redemption of the relevant Senior Indebtedness, by written notice given to the Agent not later than any notice required under the relevant Senior Indebtedness Agreement. The Agent shall promptly give notice of such offer to the Banks and shall require such a reduction unless directed not to require such a reduction by the Required Banks.
(b) If such a reduction of the Commitments shall be so required, it will become effective upon the prepayment, purchase or redemption by New OTC of the relevant Indebtedness under the relevant Senior Indebtedness Agreement. Upon such reduction, if the Loans and the Letter of Credit Obligations outstanding shall exceed the Commitment as so reduced, New OTC shall (i) pay any Loans, and (ii) deliver cash collateral for the Letter of Credit Obligations to be held and applied in accordance with the terms of Section 10.3, in the amount of such excess. Failure by New OTC to so pay the Loans or deliver such cash collateral shall constitute an Event of Default under Section 10.1(a) hereof.
(c) For such purpose:
“Ratable Portion” shall mean a fraction the numerator of which is equal to the amount of the prepayment, purchase or redemption of the Indebtedness under the relevant Senior Indebtedness Agreement that New OTC is required to make or offer to make, and the denominator of which is the aggregate principal amount of such Indebtedness outstanding.
“Senior Indebtedness Agreement” means any agreement under which New OTC issues notes or incurs obligations for Interest-bearing Debt, which notes and Interest-bearing Debt are senior obligations of New OTC, pari passu with the Loans and Notes, and shall include (a) the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended, between the Parent and the Noteholders named therein (and assumed by New OTC as of the Permitted Reorganization Effective Date) pertaining to the $90,000,000, 6.63% Senior Notes due December 1, 2011, and (b) the Note Purchase Agreement, dated as of February 23, 2007, as thereafter amended, between the Parent and Cascade Investment L.L.C. (and assumed by New OTC as of the Permitted Reorganization Effective Date) pertaining to the $50,000,000, 5.778% Senior Notes due November 30, 2017.

“Senior Indebtedness Prepayment Event” means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require New OTC to prepay, or offer to prepay,

any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such Senior Indebtedness to New OTC or require New OTC to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by New OTC to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement, but not any other voluntary offer by New OTC to prepay or purchase Senior Indebtedness prior to its stated maturity. Senior Indebtedness Prepayment Events shall include, without limitation, any Transfer of Utility Assets Put Event or Debt Prepayment Application, as defined in the Senior Indebtedness Agreements (or any Senior Indebtedness Agreement).
ARTICLE XIII MISCELLANEOUS
     Section 13.1 No Waiver and Amendment. No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.
     Section 13.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks (subject to Section 2.11 with respect to any Defaulting Lender) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks (subject to Section 2.11 with respect to any Defaulting Lender):
(a) increase the amounts of (except as provided in Section 2.9) or extend the terms of the Commitments or subject the Banks to any additional obligations;
(b) change the principal of, or interest on, the Notes or any fees or other amounts payable hereunder;
(c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

(d) release the Material Subsidiary Guaranty or release any collateral held subject to Section 10.3, except as contemplated by such Section;
(e) waive the requirement of Section 12.2 (a), (b), (c), (d) or the delivery requirements of Section 12.2(g)(i), (ii), (viii) or (ix), or release the New Material Subsidiary Guaranty after it is executed and delivered; or
(f) change the definition of Required Banks or amend this Section 13.2.
provided, further that amendments, waivers or consents affecting the rights of the Agent shall also require the consent of the Agent.
     Section 13.3 Assignments and Participations.
(a) Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 13.3, to sell or assign all or any part of its Commitments, Loans, Notes, and other rights and obligations under this Agreement and related documents (such transfer, an “Assignment”) to any commercial lender, other financial institution or other entity (an “Assignee”). Upon such Assignment becoming effective as provided in Section 13.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank” hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $10,000,000 in the aggregate for all Loans and Commitments assigned, or an integral multiple of $1,000,000 if above such amount Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit J attached hereto.
(b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Borrower) shall consent to such Assignment (which consent shall not be unreasonably withheld), by either notice of such consent or by executing and delivering such Assignments, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account, (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.
(c) Participations. Each Bank shall have the right, subject to the further provisions of this Section 13.3, to grant or sell a participation in all or any part of its Loans, Notes and Commitments (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto. The Borrower agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this agreement or any note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.5 hereof. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.
(d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 13.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make Loans hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of any Loans or extend the Termination Date, (x) reduce the interest rate on the Loans or the rate of the Commitment Fees, (y) forgive any principal of, or interest on, the Loans or any fees, or (z) release all or substantially all of the Collateral for the Loans.
(e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who (i) is not a United States Person or (ii) is a United States Person that the Borrower may not treat as an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Assignee or Participant represents and warrants to such Bank, the Agent and the Borrower that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN, W8ECI, W-8 IMY and/or W-9 or any successor to either of such forms, as appropriate, properly completed an claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.
(f) Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants.
(g) Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign any interest herein and in any Note to a Federal Reserve Bank.
     Section 13.4 Costs, Expenses and Taxes; Indemnification.
(a) The Borrower agrees, whether or not any Advance is made hereunder, to pay on demand: (i) all costs and expenses of the Agent (including the reasonable fees and expenses of counsel and paralegals for such persons who may be employees of such persons) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all costs and expenses of the Agent and each of the Banks incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Advances or disbursing the proceeds thereof.
(b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, the capitalization of the Borrower, the Commitments, the making of, management of and participation in the Advances or the use or intended use of the proceeds of the Advances, provided that the Borrower shall have no obligation under this Section 13.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise.
(c) The obligations of the Borrower under this Section 13.4 shall survive any termination of this Agreement.
     Section 13.5 Notices.
(a) Except when telephonic or electronic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.
(b) Financial statements, reports and letters under Section 8.1(a), (b), (c), (f) and (g) and other ordinary course requests or communications by the Borrower to the Agent may be sent by the Borrower to the Agent by e-mail, and may be distributed by the Agent to the Bank by similar means or by posting to Intralinks®, or other coded commercial service selected for such purpose by the Agent.
     Section 13.6 Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.
     Section 13.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 13.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.
     Section 13.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 13.10 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 13.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 13.12 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     Section 13.13 Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 13.14 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN

CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 13.15 Customer Identification – USA PATRIOT Act Notice. Each Bank (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, as applicable, to identify the Borrower in accordance with the Act.
     Section 13.16 OFAC and Asset Control Regulations. The Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, and (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

VARISTAR CORPORATION

By:	/s/ Kevin G. Moug

Title: Chief Financial Officer

4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention: Mr. Kevin G. Moug
Chief Financial Officer
Telephone: (701) 451-3562
Fax: (701) 232-4108
(signature page to Amended and Restated Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent, Lead Arranger and a Bank

By:	/s/ Delton Steele

Title: Vice President/Senior Lender

505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Mr. Delton Steele
Vice President
Telephone: (701) 280-3553
Fax: (701) 280-3580
(signature page to Amended and Restated Credit Agreement)

BANK OF AMERICA, N.A., as Co-Documentation
Agent and as a Bank

By:	/s/ A. Quinn Richardson

Title: Senior Vice President

IL4-135-07-65
135 S. LaSalle Street
Chicago, IL 60603
Attention: A. Quinn Richardson
Senior Vice President
Telephone: (312) 992-2160
Fax: (312) 904-6546
(signature page to Amended and Restated Credit Agreement)

KEYBANK NATIONAL ASSOCIATION, as
Co-Documentation Agent and as a Bank

By:	/s/ Keven D. Smith

Title: Senior Vice President

601 108TH Avenue N.E.
Mail Code: WA-31-18-0512
Bellevue, WA 98004
Attention: Keven D. Smith
Telephone: (425) 709-4579
Fax: (425)709-4565
(signature page to Amended and Restated Credit Agreement)

WELLS FARGO BANK, NATIONAL
ASSOCIATION. as Co-Documentation Agent
and as a Bank

By:	/s/ Patrick McCue

Title: Senior Vice President

Sixth & Marquette, 3rd Floor
MAC: N9305-031
Minneapolis, MN 55479
Attention: Patrick McCue
Senior Vice President
Tel: 612-667-0700
Fax: 612-667-2276
(signature page to Amended and Restated Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Helen Davis

Title: Vice President

10 South Dearborn, 9th Floor, IL1-0090
Chicago, IL 60603
Attention: Helen Davis
Telephone: (312) 732-1759
Fax: (312) 732-1762
(signature page to Amended and Restated Credit Agreement)

BANK OF THE WEST, as a Bank

By:	/s/ Philip P. Krump

Title: Vice President

250 Marquette Ave., Suite 575
Minneapolis, MN 55401
Attention: Philip P. Krump
Telephone: (612) 359-3600
Fax: (612) 339-6362
(signature page to Amended and Restated Credit Agreement)

UNION BANK OF CALIFORNIA, N.A., as a Bank

By:	/s/ Dennis G. Blank

Title: Vice President

Energy Capital Services
445 S. Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attention: Dennis Blank
Telephone: (213) 236-6564
Fax: (213) 236-4096
(signature page to Amended and Restated Credit Agreement)

EXHIBITS

Exhibit	Contents
A-1	Revolving Note
A-2	Swing Line Note

B	Assumption and Release Agreement

C	Compliance Certificate

D	Material Subsidiary Guaranty

E	New Material Subsidiary Guaranty

F	Parent Agreement Release

G	Acknowledgement and Confirmation of Parent Negative Pledge and Parent Subordination Agreement.

H	Form of Legal Opinion

I	Opinion for Permitted Reorganization

J	Assignment and Assumption

Schedules

1.1(a)	Commitments and Percentages

1.1(b)	Material Subsidiaries

7.6	Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

7.11	Existing Liens (Sections 7.11 and 9.8)

7.15	Subsidiaries (Section 7.15)

7.16	Partnerships/Joint Ventures (Section 7.16)

9.7	Investments (Section 9.7)

12.1	Senior Indebtedness Agreements and Notes (Section 12.1)

EXHIBIT A-1
PROMISSORY NOTE

$[Commitment]	Minneapolis, Minnesota: December 23, 2008
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of [BANK] (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of                      DOLLARS ($[Commitment]), or if less, the then aggregate unpaid principal amount of the Revolving Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Revolving Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, an Amended and Restated Credit Agreement dated as of December 23, 2008 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION

By:

Title:

EXHIBIT A-2
PROMISSORY NOTE

$10,000,000	Minneapolis, Minnesota: December 23, 2008
     FOR VALUE RECEIVED, the undersigned VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TEN MILLION DOLLARS ($10,000,000), or if less, the then aggregate unpaid principal amount of the Swing Line Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Swing Line Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of U.S. Bank National Association, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, an Amended and Restated Credit Agreement dated as of December 23, 2008 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and U.S. Bank National Association, as Agent, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

VARISTAR CORPORATION

By:

Title:

Exhibit B
ASSUMPTION AND RELEASE AGREEMENT
     THIS ASSUMPTION AND RELEASE AGREEMENT (this “Agreement”), is made and entered into as of                     , 2009, by and between OTTER TAIL CORPORATION, a Minnesota corporation (“OTC”), VARISTAR CORPORATION, a Minnesota corporation, (“Varistar”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association as Agent (“Agent”).
Preliminary Statement:
     Varistar, the Banks named therein and the Agent have entered into that certain Amended and Restated Credit Agreement dated as of December ___, 2008 (the “Credit Agreement”) pursuant to which the Banks and the Swing Line Bank have made loans to Varistar and have agreed to make further loans to the “Borrower” as defined therein, and the Agent has issued Letters of Credit as provided therein. This Agreement constitutes the “Assumption and Release Agreement” as defined and described in the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.
     Pursuant to Article XII of the Credit Agreement, on the Permitted Reorganization Effective Date, the Banks have agreed that the Agent shall execute and deliver this Agreement, and that this Agreement shall, upon such execution and delivery, be binding on the Agent and each of the Banks.
     NOW, THEREFORE, in consideration of the foregoing:
     1. Permitted Reorganization. OTC and Varistar hereby represent, confirm and warrant to the Agent and the Banks that the Permitted Reorganization Effective Date has occurred, substantially as described in Article XII of the Credit Agreement except for any requirement thereunder that have been waived in accordance with the terms of the Credit Agreement.
     2. Assumption. OTC hereby: (a) agrees and confirms that all of the Borrower Obligations, whether now existing or hereafter arising, are and shall be the debts, duties, obligations and liabilities of OTC to the Banks and Agent to the same extent as if the Borrower Obligations had been incurred or contracted by OTC as Borrower under the Credit Agreement and under each other Loan Document, (b) promises to pay, perform and observe all of the Borrower Obligations, whether arising prior to, concurrently with or following entry by OTC into this Agreement, all in accordance with the terms and conditions of the Loan Documents, (c) acknowledges, agrees and confirms that, by its execution of this Agreement, OTC will be deemed to be the “Borrower” for all purposes of the Loan Documents (and “Applicant” for each Letter of Credit Agreement), and shall have all of the obligations of the Borrower (and Applicant) thereunder, as if it had executed such documents, (d) ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan

Documents, including without limitation all of the covenants set forth in Article VIII and Article IX of the Credit Agreement. OTC confirms that the Notes executed and delivered by OTC in connection with this Agreement shall constitute the “Notes” for purposes of all references thereto in the Credit Agreement.
     3. Commitment. The Agent, for itself and the Banks, agrees and confirms to OTC as Borrower that the agreement of each Bank to make Loans to the Borrower and to participate in the Letters of Credit subject to the terms and conditions of the Credit Agreement up to its Commitment shall, upon effectiveness of this Agreement, be deemed an agreement with OTC as Borrower.
     4. Release of Varistar. Upon effective of this Agreement, Agent, on behalf of itself and the Banks: (a) releases and discharges Varistar from the Borrower Obligations in its capacity as Borrower under the Credit Agreement and Applicant under each Letter of Credit Agreement, provided, however, that the foregoing shall not constitute a release or affect the obligations and liabilities of Varistar under the New Material Subsidiary Guaranty, and (b) agrees and confirms that Varistar will not be deemed the “Borrower” or “Applicant” for purposes of the Loan Document.
     5. Substitution of Schedules. As provided in Section 12.2(h)(i) of the Credit Agreement, Schedules 1.1(b), 7.6, 7.11, 7.15 and 7.16 are replaced and superseded by the Schedules attached hereto bearing such numbers.
     6. Representations and Warranties. OTC hereby represents and warrant to the Banks and the Agent the following:
(a) After giving effect to this Agreement, (a) all of the covenants, representations and warranties contained in the Loan Documents are true, correct and complete in all respects as of the date hereof as though made on and as of the date of this Agreement, and (b) no Default or Event of Default exists under the Credit Agreement.
(b) OTC has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations under this Agreement and the Loan Documents.
(c) The execution, delivery and performance by OTC of this Agreement and its consequent entry into the Loan Documents have been duly authorized by all necessary corporate action by OTC, and this Agreement and the Loan Documents constitute the legal, valid and binding obligations of OTC, enforceable against OTC in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(d) The execution, delivery and performance by OTC this Agreement and its consequent entry into the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to OTC, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of OTC, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which OTC is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of OTC, which in any such case under this subsection (c) would constitute an Adverse Event. OTC is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event.
(e) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of OTC to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement and its consequent entry into the Loan Documents.
(f) No events have taken place and no circumstances exist at the date hereof which would give it a basis to assert a defense, offset or counterclaim to its obligation to pay. perform and observe the Borrower Obligations or to perform its obligations under this Agreement.
     7. No Novation, Etc. OTC hereby affirms and agrees that nothing contained in this Agreement shall be deemed to be or constitute a novation or an accord and satisfaction of any of the obligations evidenced by the Loan Documents, or any other instruments and documents evidencing and securing such obligations.
     8. Continued Effectiveness. Except as set forth herein, each of the Loan Documents remains in full force and effect in accordance with its terms, provided, however, that it is acknowledged that the Agent, on behalf of itself and the Banks, has released and terminated the Parent Negative Pledge and the Parent Subordination Agreement as provided in Section 12.3 of the Credit Agreement. All references in any document to any of the Loan Documents shall mean the Loan Documents as assumed hereby.
     9. Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Agreement shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.
     10. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. The captions and headings of the various sections of this Agreement are for convenience only and shall not be deemed a part of this Agreement and shall not be construed as defining or as limiting in any way the scope or intent of provisions hereof.
          11. Effectiveness. This Agreement shall be deemed effective upon its execution and delivery by the parties and upon execution, delivery and receipt by the Agent of the documents required by Section 12.2 of the Credit Agreement.
(signature pages follow)

     IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed this Agreement as of the date written above.

OTTER TAIL CORPORATION

By:

Title:

VARISTAR CORPORATION

By:

Title:

U.S. BANK NATIONAL ASSOCIATION,
as Agent as aforesaid

By:

Title:

Exhibit C
Compliance Certificate
                    , 20__
U.S. Bank National Association
505 Second Avenue North
EP-ND-0630
Fargo, ND 58102
Attention: Delton Steele
                  Vice President
Ladies/Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 23, 2008 (as amended from time to time, the “Credit Agreement”), among VARISTAR CORPORATION (the “Borrower”), the Banks named therein and U.S. BANK NATIONAL ASSOCIATION, as Agent (the “Agent”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     As required pursuant to Section 8.1(d) of the Credit Agreement, the Borrower hereby certifies that as of                     , 20___, the following is true, correct and accurate in all respects:
     1. The consolidated financial statements submitted herewith are fairly presented in all material respects.
     2. No Default and no Event of Default, has occurred and continued.
     3. All representations and warranties of the Borrower contained in Article VII of the Credit Agreement are true and correct, as though made on such date;
     4. Covenant compliance is demonstrated as follows (include 9.14 or 9.15 as applicable):
Section 9.14. Financial Covenants Prior to the Permitted Reorganization Effective Date.
     (a) Fixed Charge Coverage Ratio. . For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBITDAR:	$
minus Restricted Payments:	$
minus income taxes:	$
Total:		$

to

Interest Expense:	$
plus Mandatory and scheduled payments of Funded Debt including payments of Capitalized Leases:	$
plus Rental Expense:	$
Total:		$
Ratio:	to 1.00.
(Required: not less than 1.20 to 1.00 through and including 3/31/09 and 1.25 to 1.00 thereafter)
     (b) Cash Flow Leverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

Funded Debt as of the last day of period:		$

to

EBITDA:		$

Ratio:	to 1.00.
(Required: not greater than 3.25 to 1.00 through and including 3/31/09 and 3.00 to 1.00 thereafter)
     Section 9.15 Financial Covenants Following the Permitted Reorganization Effective Date.
     (a) Interest-bearing Debt to Total Capitalization.

Interest-bearing Debt:		$

to:

Total Capitalization:	$
     (Required: not greater than 0.60 to 1.00).
     (b) Interest and Dividend Coverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBIT:	$

to:

sum of Interest Expense:	$
Dividends on Preferred Stock:	$
$
Ratio: ___ to 1.00
     (Required: not less than 1.50 to 1.00).
     5. For purposes of calculating the Applicable Commitment Fee Rate and Applicable Margin, the Adjusted Cash Flow Leverage is calculated as follows:

Funded Debt as of the last day of period:		$
plus guarantied Funded Debt that is not obligation of Investment Grade Rated obligor:		$
Total:		$

to

EBITDA:		$

Ratio:	to 1.00.

     6. (EBIT- after reorganization) (EBITDA and EBITDAR) are calculated as follows:
     EBITDA:

Net income:		$
plus
Interest expense		$
Depreciation:		$
Amortization:		$

minus (if a gain) or plus (if a loss) non-operating gains or losses except for gains or losses on sales of fixed assets*:			$	_______

plus payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt and Preferred Stock:			$	_________

Total:	$

*	describe non-operating gains or losses:
EBITDAR:

EBITDA:	$
plus Rental Expense:	$

Total:	$

VARISTAR CORPORATION

By:

Title:

[chief financial officer]

Exhibit D
GUARANTY
(Joint and Several)
     FOR VALUE RECEIVED and in consideration of entry by the Banks (as defined in the Credit Agreement) and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, together with it successors and assigns, called the “Agent”) into that certain Amended and Restated Credit Agreement, dated as of December 23, 2008 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Credit Agreement”) among the Banks, the Agent and VARISTAR CORPORATION, a Minnesota corporation (hereinafter called the “Debtor”), the undersigned corporations (the “Guarantors”) hereby JOINTLY AND SEVERALLY unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Debtor to the Banks or the Agent under the Credit Agreement, each Note issued thereunder, and each other Loan Document (as defined therein), including without limitation all future advances, and all obligations to reimburse the Agent for drawings under all Letters of Credit, and all of such obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantors further jointly and severally agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Banks or Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.
     The Guarantors agree that, in the event of the dissolution or insolvency of the Debtor or any Guarantor, or the inability of the Debtor or any Guarantor to pay debts as they mature, or an assignment by the Debtor or any Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or the Guarantor alleging that the Debtor or any Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the Guarantors will pay to the Agent forthwith the full amount which would be payable hereunder by the Guarantors if all Liabilities were then due and payable.
     As additional security for the payment of all of the Liabilities and all obligations of the Guarantors hereunder (collectively, the “Guaranty Obligations”), each Guarantor grants to the Agent for the benefit of itself and the Banks a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of such Guarantor now or hereafter maintained with, or in the possession of, the Agent. Upon the occurrence of any default hereunder (as described in the immediately preceding paragraph), the Agent may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Guarantors described above to the Guaranty Obligations; and (c) offset any other obligation of the Agent against the Guaranty Obligations; all whether or not the Guaranty Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Guarantor, such notice and demand being expressly waived.

     This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Liabilities may have been paid in full).
     The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by the Agent or the Banks to any of the Liabilities is or must be rescinded or returned by the Agent or the Banks for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or the Banks, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or the Banks had not been made.
     The Agent and the Banks may, from time to time, at their sole discretion and without notice to any Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty Obligations, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any Guarantor for payment of any of the Liabilities, whether or not the Agent and the Banks (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities including without limitation any other Guarantor (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by each Guarantor).
     Any amounts received by the Agent and the Banks from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as the Agent may from time to time elect.
     Until such time as this guaranty shall have been discontinued and the Agent and the Banks shall have received payment of the full amount of all Liabilities and of all obligations of the Guarantors hereunder, no payment made by or for the account of the Guarantors pursuant to this guaranty shall entitle the Guarantors by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantors shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantors of this guaranty.

     The Guarantors hereby expressly waive: (a) notice of the acceptance by the Agent or the Banks of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.
     Each Bank may from time to time without notice to the Guarantors, assign or transfer its Percentage (as defined in the Credit Agreement) or any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Bank.
     Unless the Agent shall otherwise consent in writing, the Agent shall have the sole right to enforce this Guaranty, as Agent as provided in the Credit Agreement, for the benefit of the Agent and the Banks (including any transferee, as provided in the prior paragraph).
     Each Guarantor hereby warrants to the Agent and the Banks that such Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Agent nor the Bank shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Agent’s or the Bank’s possession.
     No delay on the part of the Agent or any Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Agent or any Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent and the Required Banks (as defined in the Credit Agreement). No action of the Agent or the Banks permitted hereunder shall in any way affect or impair the rights of the Agent or the Banks and the obligations of the Guarantors under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Agent or the Banks specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder, and shall specifically include, without limitation, any and all interest, fees or commissions included in the Liabilities and accruing or payable after the commencement of any bankruptcy or insolvency proceedings, notwithstanding any provision or rule of law which might restrict the rights of the Bank to collect such obligations from the Debtor. The obligations of the Guarantors under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of any Guarantor. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this guaranty.
     This guaranty shall be binding upon each Guarantor, and upon the successors and assigns of each Guarantor.
     Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     THE AGENT AND THE BANKS (BY ACCEPTING THIS GUARANTY) AND THE GUARANTORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     AT THE OPTION OF THE AGENT, THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE GUARANTORS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
(signature page follows)

     SIGNED AND DELIVERED as of December 23, 2008.

BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation
Miller Welding & Iron Works, Inc.

By:	/s/ Kevin G. Moug

Title: Treasurer

Exhibit E
GUARANTY
(Joint and Several)
     FOR VALUE RECEIVED and in consideration of extension by the Banks (as defined in the Credit Agreement) and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, together with it successors and assigns, called the “Agent”) of credit under that certain Amended and Restated Credit Agreement, dated as of December 23, 2008 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Credit Agreement”, which modification shall include assumption of the Borrower Obligations as defined therein by the Debtor pursuant to an Assumption and Release Agreement dated as of the date of this Guaranty) among the Banks, the Agent and OTTER TAIL CORPORATION, a Minnesota corporation (hereinafter called the “Debtor”), the undersigned corporations (the “Guarantors”) hereby JOINTLY AND SEVERALLY unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Debtor to the Banks or the Agent under the Credit Agreement, each Note issued thereunder, and each other Loan Document (as defined therein), including without limitation all future advances, and all obligations to reimburse the Agent for drawings under all Letters of Credit, and all of such obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantors further jointly and severally agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Banks or Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.
     The Guarantors agree that, in the event of the dissolution or insolvency of the Debtor or any Guarantor, or the inability of the Debtor or any Guarantor to pay debts as they mature, or an assignment by the Debtor or any Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or the Guarantor alleging that the Debtor or any Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the Guarantors will pay to the Agent forthwith the full amount which would be payable hereunder by the Guarantors if all Liabilities were then due and payable.
     As additional security for the payment of all of the Liabilities and all obligations of the Guarantors hereunder (collectively, the “Guaranty Obligations”), each Guarantor grants to the Agent for the benefit of itself and the Banks a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of such Guarantor now or hereafter maintained with, or in the possession of, the Agent. Upon the occurrence of any default hereunder (as described in the immediately preceding paragraph), the Agent may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Guarantors described above to the Guaranty Obligations; and (c) offset any other obligation of the Agent against the Guaranty

Obligations; all whether or not the Guaranty Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Guarantor, such notice and demand being expressly waived.
     This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Liabilities may have been paid in full).
     The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by the Agent or the Banks to any of the Liabilities is or must be rescinded or returned by the Agent or the Banks for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or the Banks, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or the Banks had not been made.
     The Agent and the Banks may, from time to time, at their sole discretion and without notice to any Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty Obligations, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities, (c) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any Guarantor for payment of any of the Liabilities, whether or not the Agent and the Banks (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities including without limitation any other Guarantor (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by each Guarantor).
     Any amounts received by the Agent and the Banks from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as the Agent may from time to time elect.
     Until such time as this guaranty shall have been discontinued and the Agent and the Banks shall have received payment of the full amount of all Liabilities and of all obligations of the Guarantors hereunder, no payment made by or for the account of the Guarantors pursuant to this guaranty shall entitle the Guarantors by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantors shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantors of this guaranty.
     The Guarantors hereby expressly waive: (a) notice of the acceptance by the Agent or the Banks of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.
     Each Bank may from time to time without notice to the Guarantors, assign or transfer its Percentage (as defined in the Credit Agreement) or any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Bank.
     Unless the Agent shall otherwise consent in writing, the Agent shall have the sole right to enforce this Guaranty, as Agent as provided in the Credit Agreement, for the benefit of the Agent and the Banks (including any transferee, as provided in the prior paragraph).
     Each Guarantor hereby warrants to the Agent and the Banks that such Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Agent nor the Bank shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Agent’s or the Bank’s possession.
     No delay on the part of the Agent or any Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Agent or any Bank except as expressly set forth in a writing duly signed and delivered on behalf of the Agent and the Required Banks (as defined in the Credit Agreement). No action of the Agent or the Banks permitted hereunder shall in any way affect or impair the rights of the Agent or the Banks and the obligations of the Guarantors under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Agent or the Banks specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder, and shall specifically include, without limitation, any and all interest, fees or commissions included in the Liabilities and accruing or payable after the commencement of any bankruptcy or insolvency proceedings, notwithstanding any provision or rule of law which might restrict the rights of the Bank to collect such obligations from the Debtor. The obligations of the Guarantors under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of any Guarantor. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this guaranty.
     This guaranty shall be binding upon each Guarantor, and upon the successors and assigns of each Guarantor.
     Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     THE AGENT AND THE BANKS (BY ACCEPTING THIS GUARANTY) AND THE GUARANTORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     AT THE OPTION OF THE AGENT, THIS GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE GUARANTORS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
(signature page follows)

     SIGNED AND DELIVERED as of                     .

Varistar Corporation
BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation
Miller Welding & Iron Works, Inc.

By:

Title:

Exhibit F
ACKNOWLEDGMENT AND CONFIRMATION
Reference is made to the following documents, each dated as of October 2, 2007:
(a) Subordination Agreement (the “Subordination Agreement”) between the undersigned (the “Parent”) and U.S. Bank National Association, as agent for the Banks (the “Agent”) under the Credit Agreement, dated as of October 2, 2007 (as thereafter amended, the “Existing Credit Agreement”) among Varistar Corporation (the “Borrower”), the Banks named therein and the Agent; and
(b) Letter Agreement between the Agent and the Parent, pertaining to the stock of the Borrower (the “Negative Pledge”).
The Parent acknowledges that it has received a copy of the proposed Amended and Restated Credit Agreement, to be dated on or about December 23, 2008 (as thereafter amended, modified, renewed or replaced from time to time, the “Restated Credit Agreement”). The Parent agrees and acknowledges that: (i) the Restated Credit Agreement shall constitute the “Credit Agreement” for purposes of all references thereto in the Subordination Agreement and the Negative Pledge, and (ii) the Subordination Agreement and the Negative Pledge remain in full force and effect, enforceable against the Parent in accordance with their respective terms.
Dated as of December 23, 2008.

Otter Tail Corporation

By:	/s/ Kevin G. Moug
Title: Chief Financial Officer

Exhibit G
PARENT AGREEMENT RELEASE
     Reference is made to the following documents, each dated as of October 2, 2007, each as confirmed by an Acknowlegment and Confirmation dated as of December 23, 2008:
(a) Subordination Agreement (the “Subordination Agreement”) between the undersigned (the “Parent”) and U.S. Bank National Association, as agent for the Banks (the “Agent”) under the Amended and Restated Credit Agreement, dated as of December 23, 2008 (as thereafter amended, the “Credit Agreement”) among Varistar Corporation (the “Borrower”), the Banks named therein and the Agent; and
(b) Letter Agreement between the Agent and the Parent, pertaining to the stock of the Borrower (the “Negative Pledge”).
Varistar Corporation and New OTC (as defined in the Credit Agreement) have informed the Agent that the Permitted Reorganization (as defined in the Credit Agreement) has been completed. In consideration thereof, as provided in Section 12.3 of the Credit Agreement, the Agent hereby confirms to the Parent that the Subordination Agreement and Negative Pledge are each released and terminated, and shall be of no further force or effect.
     This Agreement shall be deemed effective upon execution, delivery and receipt by the Agent of the documents required by Section 12.2 of the Credit Agreement.
Dated as of ___, 2009.

U.S. Bank National Association, as Agent

By:

Title:

Exhibit H
Opinion of Counsel
December 23, 2008
To: The Banks party to the
Credit Agreement described herein
U.S. Bank National Association
Bank of America, N.A.
KeyBank National Association
Wells Fargo Bank, National Association
JPMorgan Chase Bank, N.A.
Bank of the West
Union Bank of California, N.A.
Ladies and Gentlemen:
     I have acted as counsel to Varistar Corporation, a Minnesota corporation (the “Company”), in connection with entry by the Company into that certain Amended and Restated Credit Agreement, dated as of December 23, 2008, as thereafter amended, among the Company, the Banks, as defined therein, and U.S. Bank National Association, as Agent (the “Credit Agreement”), and to the Material Subsidiaries, as defined in the Credit Agreement (the “Material Subsidiaries”), in connection with entry by the Material Subsidiaries into that certain Material Subsidiary Guaranty, dated as of December 23, 2008 (the “Material Subsidiary Guaranty”). This opinion is being delivered to you pursuant to Section 6.1 of the Credit Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Credit Agreement.
     In connection with this opinion, I have examined the following documents:
     (a) The Articles or Certificate of Incorporation of the Company and each Material Subsidiary;
     (b) The Bylaws of the Company and each Material Subsidiary;
     (c) Resolutions of the Board of Directors of each Material Subsidiary; and
     (d) An executed copy of the Credit Agreement and the Material Subsidiary Guaranty.
     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company and each Material Subsidiary) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company and each Material Subsidiary) and, with respect to all parties to agreements or instruments relevant hereto other than the Company and each Material Subsidiary, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company and each Material Subsidiary (known by me to have authority to make such representations and certifications on behalf of the Company and each Material Subsidiary) and certificates of public officials.
     Based on the foregoing, I am of the opinion that:
     (i) The Company is and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.
     (ii) The Company and each Material Subsidiary each has full corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described with respect to the Company in Otter Tail Corporation’s Annual Report or Form 10-K for the year ended December 31, 2007, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.
     (iii) The execution and delivery by each of the Company and each Material Subsidiary of the Loan Documents to which it is a party, the borrowing by the Company under the Credit Agreement, and the performance by each of the Company and each Material Subsidiary of its respective obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company and each Material Subsidiary, as applicable and constitute valid and binding obligations of the Company and each Material Subsidiary, as applicable, enforceable in accordance with their respective terms.
     (iv) There is no provision in (a) the Company’s or any Material Subsidiary’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or its respective properties are bound, (c) any law, statute, rule or regulation or (d) any writ, order or decision of any court or governmental instrumentality binding on the Company or any

Material Subsidiary which would be contravened by the execution, delivery or performance by the Company or any Material Subsidiary of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.
     (v) There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company or any Material Subsidiary before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.
     The opinion set forth in paragraph (iii) above is subject to the following qualifications and exceptions:
(i)	The opinion set forth in paragraph (iii) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

(ii)	The opinion set forth in paragraph (iii) above is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

(iii)	I express no opinion as to the enforceability of provisions in the Loan Documents to the extent they contain obligations of the Company or any Material Subsidiary to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the party claiming such amounts as a result of such prepayment or default.

(iv)	I express no opinion (A) as to the validity, binding effect or enforceability of (1) any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (2) waivers by the Company or any Material Subsidiary of any statutory or constitutional rights or remedies, (3) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, or (4) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; or (B) as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Loan Documents.

(v)	The opinion set forth in paragraph (iii) above with respect to the Material Subsidiary Guaranty is subject to the defenses available to a guarantor under applicable law, but the waivers of such defenses set forth in the Material Subsidiary Guaranty are enforceable, subject to the other exceptions set forth herein.
     I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States and, with respect to my opinion in paragraphs (i), (ii) and (iv) only, the following corporate laws: the Arizona Business Corporation Act, the Delaware General Corporation Law, the Idaho Business Corporation Act, and the General and Business Corporation Law of Missouri. I express no opinion as to the laws of any other jurisdiction.
     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,
/s/ George A. Koeck
George A. Koeck
General Counsel and Corporate Secretary

Exhibit I
Legal Opinion for Permitted Reorganization
Otter Tail Corporation
[date]
To: The Banks party to the
Credit Agreement described herein
[address to each bank]
Ladies and Gentlemen:
     I have acted as counsel to [Otter Tail Holding Company], a Minnesota corporation (the “Company”) and the Material Subsidiaries of the Company, including Varistar Corporation, a Minnesota corporation (“Varistar”), in connection with the transactions contemplated by Article XII (the “Reorganization”) of that certain Amended and Restated Credit Agreement, dated as of December ___, 2008, entered into among Varistar, the Banks, as defined therein, and U.S. Bank National Association, as Agent (the “Credit Agreement”). This opinion is being delivered to you pursuant to Section 12.2(g)(ix) of the Credit Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Credit Agreement.
     In connection with this opinion, I have examined the following documents:
(a)	The Articles or Certificate of Incorporation of the Company and each Material Subsidiary;

(b)	The Bylaws of the Company and each Material Subsidiary;

(c)	Resolutions of the Board of Directors of the Company and each Material Subsidiary;

(d)	Articles of Merger, dated as of ___(the “Articles of Merger”), pursuant to which [Otter Tail Merger Sub, a Minnesota corporation] merged with Otter Tail Corporation, with the Company being the surviving entity (the “Merger”);

(e)	Instruments of assignment and assumption (the “Assumption Agreements”) pursuant to which the Company has transferred to Otter Tail Holding Company, a Minnesota corporation, the name of which corporation has been changed to Otter Tail Corporation (“New OTC”) the Non-Power Company Assets, as defined in the

Credit Agreement, and New OTC has assumed the OTC-Assumed Liabilities, as defined in the Credit Agreement;

(f)	Executed copies of the Credit Agreement, the Material Subsidiary Guaranty and the New Material Subsidiary Guaranty; and

(g)	Other instruments and document pertaining to the Reorganization.
     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.
     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company and each Material Subsidiary) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company and each Material Subsidiary) and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company and each Material Subsidiary (known by me to have authority to make such representations and certifications on behalf of the Company and each Material Subsidiary) and certificates of public officials.
     Based on the foregoing, I am of the opinion that:
     (i) The Company is and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.
     (ii) The Company has full corporate power and authority to (a) own and operate the properties and assets defined in the Credit Agreement as the Non-Power Company Assets and carry on its business relating to the Non-Power Company Assets, and (b) enter into and perform its obligations under the additional Loan Documents delivered in connection with the Reorganization to which it is a party. Each Material Subsidiary has full power and authority to own and operate its properties and assets and businesses, and to enter into and perform its obligations under the New Material Subsidiary Guaranty.
     (iii) The execution and delivery by each of the Company and each Material Subsidiary of the Loan Documents (including the Assumption Agreements and any other Loan Documents delivered in connection with the Reorganization) to which it is a party, the borrowing by the Company under the Credit Agreement, and the performance by each of the Company and each Material Subsidiary of its respective obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company and each Material Subsidiary, as applicable, and constitute valid and binding obligations of the Company and each Material Subsidiary, as applicable, enforceable in accordance with their respective terms.
     (iv) There is no provision in (a) the Company’s or any Material Subsidiary’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or its respective properties are bound, (c) any law, statute, rule or regulation or (d) any writ, order or decision of any court or governmental instrumentality binding on the Company or any Material Subsidiary which would be contravened by the execution, delivery or performance by the Company or any Material Subsidiary of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.
     (v) The Merger has been completed substantially in accordance with the Articles of Merger.
     (vi) There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company or any Material Subsidiary before any court or arbitrator or by or before any administrative agency or government authority, which either (1) challenge or attempt to enjoin, prevent or invalidate the Reorganization, or (2) if adversely determined, could reasonably be expected to constitute an Adverse Event.
     The opinion set forth in paragraph (iii) above is subject to the following qualifications and exceptions:
(vi)	The opinion set forth in paragraph (iii) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

(vii)	The opinion set forth in paragraph (iii) above is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

(viii)	I express no opinion as to the enforceability of provisions in the Loan Documents to the extent they contain obligations of the Company or any Material Subsidiary to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the party claiming such amounts as a result of such prepayment or default.

(ix)	I express no opinion (A) as to the validity, binding effect or enforceability of (1) any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (2) waivers by the Company or any Material Subsidiary of any statutory or constitutional rights or remedies, (3) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, or (4) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; or (B) as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Loan Documents.

(x)	The opinion set forth in paragraph (iii) above with respect to the Material Subsidiary Guaranty is subject to the defenses available to a guarantor under applicable law, but the waivers of such defenses set forth in the Material Subsidiary Guaranty are enforceable, subject to the other exceptions set forth herein.
     I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States and, with respect to my opinion in paragraphs (i), (ii) and (iv) only, the following corporate laws: the Arizona Business Corporation Act, the Delaware General Corporation Law, the Idaho Business Corporation Act, and the General and Business Corporation Law of Missouri. I express no opinion as to the laws of any other jurisdiction.
     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,
George A. Koeck
General Counsel and Corporate Secretary

Exhibit J
Assignment and Assumption
ASSIGNMENT AND ASSUMPTION AGREEMENT
     Note: On and after the Permitted Reorganization Effective Date, substitute “Otter Tail Corporation” for “Varistar Corporation”.
          This Agreement, dated as of the date set forth in Item I (each reference to an “Item” herein shall be deemed to refer to such Item on Schedule I hereto), is made by the party named in Item II, (the “Assignor”) to the entity named in Item III (the “Assignee”).
WITNESSETH
          The Assignor has entered into an Amended and Restated Credit Agreement dated as of December 23, 2008, as amended thereafter (the “Credit Agreement”) among VARISTAR CORPORATION (the “Borrower”), certain lenders including the Assignor (collectively, the “Bank Group”) and U.S. BANK NATIONAL ASSOCIATION, as Agent, under which the Assignor has agreed to make Revolving Loans and Term Loans, and to issue or participate in the risk of issuance of Letters of Credit, in each instance in amounts of up to those set forth in Item IV (such amount equals the original commitment of the Assignor and may have been, or may be, reduced or increased by other assignments by, or to, the Assignor, and will be reduced by the assignment under this Agreement) and the Bank Group has agreed to make Revolving Loans and Term Loans, and to issue or participate in the risk of issuance of Letters of Credit, in each instance in amounts of up to those set forth in Item V. Such Revolving Loans and Term Loans are sometimes called the “Loans” hereinafter; such Letters of Credit are sometimes called the “Letters of Credit” hereinafter; the Loans, the Bank’s participation in the Letters of Credit, and the Bank’s participation in any unreimbursed drawing under any Letter of Credit or any advance or loans made in connection with drawings under any Letter of Credit are sometimes called the “Advances” or each “Advance,, hereinafter. Unless the context clearly indicates otherwise, all other terms used in this Agreement shall have the meanings given them by, and shall be construed as set forth in the Credit Agreement.
          In consideration of the premises and the mutual covenants contained herein, the Assignor and the Assignee hereby covenant and agree as follows:
          1. Assignment and Assumption. Subject to the terms and conditions of this Agreement, the Assignor and the Assignee agree that:
(a)	the Assignor hereby sells, transfers, assigns and delegates to the Assignee, in consideration of entry by the Assignee into this Agreement [and of Payment by the Assignee to the Assignor of the amount set forth in Item VI]; and

(b)	the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Agreement)
a share equal to the percentage set forth in Item VII (expressed as a percentage of the aggregate Advances and Commitments of the Bank Group) of the Assignor’s commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities under and in connection with the Credit Agreement and all of the Advances, including without limitation the right to receive payment of principal, and interest on such percentage of the Assignor’s Advances, and the obligation to fund all future Advances and drawings under the Letters of Credit in respect of such assignment, and to indemnify the Agent or any other party under the Credit Agreement and to pay all other amounts payable by a Bank (in such percentage of the aggregate obligations of the Bank Group) under or in connection with the Credit Agreement.
     The interest of the Assignor under the Credit Agreement (including the portion of the Assignor’s Advances and all such commitments, loans, participations, rights, benefits, obligations, liabilities and indemnities) which the Assignee purchases and assumes hereunder is hereinafter referred to as its “Assigned Share”. The day upon which the Assignee shall make the payment described in the prior paragraph is hereinafter referred to as the “Funding Date”. Upon completion of the assignment hereunder, the Assignor will have the revised share of the total Loans and Commitments of the Bank Group set fort in Item VIII.
     2. Future Payments. The Assignor shall notify the Agent to make all payments with respect to the Assigned Share after the Funding Date directly to the Assignee. The Assignor and Assignee agree and acknowledge that all payment of interest, commitment fees, letter of credit commissions and other fees accrued up to, but not including, the Funding Date are the property of the Assignor, and not the Assignee. The Assignee shall, upon payment of any interest, commitment fees, letter of credit commissions or other fees, remit to the Assignor all of such interest, commitment fees, letter of credit commissions an other fees accrued u to, but not including, the Funding Date.
     3. No Warranty or Recourse. The sale, transfer, assignment and delegation of the Assigned Share is made without warranty or recourse against the Assignor of any kind, except that the Assignor warrants that it has not sold or otherwise transferred any other interest in the Assigned Share to any other party. The Assignor may, however, have sold and may hereafter sell Participations in, or may have assigned or may hereafter assign, portions of its interest in the Advances and the Credit Agreement that in the aggregate (together with the portion assigned hereby), do not exceed 100% of the Assignor’s interest in the Advances and the Credit Agreement.
     4. Covenants and Warranties. To induce the other to enter into this Agreement, each of the Assignee and the Assignor warrants and covenants with respect to itself that:

(a) Existence. It is, in the case of the Assignee, a                                          organized under the laws of                                          and it is, in the case of the Assignor, a                      duly existing under the laws of                     ;
(b) Authority. It is duly authorized to execute, deliver and perform this Agreement;
(c) No Conflict. The execution, delivery and performance of this Agreement do not conflict with any provision of law or of the charter or by-laws (or equivalent constituent documents) of such party, or of any agreement binding upon it; and
(d) Valid and Binding. All acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Agreement, and to constitute the same the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.
     5. Covenants and Warranties by the Assignee. To induce the Assignor to enter into this Agreement, the Assignee warrants and covenants that (a) it is purchasing and assuming the Assigned Share in the course of making loans in the ordinary course of its commercial lending business, and (b) it has, independently and without reliance upon the Assignor, and based upon such financial statements and other documents and information as it has deemed appropriate, made its own credit analysis an decision to engage in this purchase and transfer of the Assigned Share. The Assignee acknowledges that the Assignor has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, enforceability or collectibility of the Advances, the Credit Agreement or any related instrument, document or agreement.
     6. Promissory Note. The Notes of the Assignor shall be delivered to the Agent or Borrower at such time and by such means as the Assignor and the Agent or Borrower shall agree, with the request by the Assignor that the Borrower issue new notes payable to the Assignor and to the Assignee to reflect the assignment of the Assigned Share hereunder.
     7. Payments to the Assignor. All amounts payable to the Assignor in U.S. Dollars shall be paid by transfer of federal funds to the Assignor, ABA No.      , Account No.      Attention:      Reference: [Borrower].
     8. Other Transactions. The Assignee shall have no interest in any property in the Assignor’s possession or control, or in any deposit held or other indebtedness owing by the Assignor, which may be or become collateral for or otherwise available for payment of the Advances by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Assignor or by reason of the right of set-off, counterclaim or otherwise, except that if such interest is provided for in provisions of the Credit Agreement regarding sharing of set-off, the Assignee shall have the same rights as any other lender that is a party to the Credit Agreement. The Assignor and its affiliates may accept deposits from, lend money to, act as trustee under indentures for an generally engage in any kind of business with the Borrower, and any person who may do business with or own securities of the Borrower, or any of the Borrower’s subsidiaries. The Assignee shall have no interest in any property taken as security for any other loans or any other credits extended to the Borrower or any of its subsidiaries by the Assignor to the Borrower.
     9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Assignor and the Assignee.
     10. Expenses. In the event of any action to enforce the provisions of this Agreement against a party hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith including, without limitation, attorneys’ fees and expenses, including allocable cost of in-house legal counsel and staff.
     11. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE 0F MINNESOTA.
     12. Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Assignor and the Assignee or their permitted successors or assigns).
     13. Withholding Taxes. The Assignee (a) represents and warrants to the Assignor, the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Assignor with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Assignor, the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder either U.S. Internal Revenue Service Form W8ECI or W8BEN and agrees to provide new Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     14. Entire Agreement. This Agreement sets forth the entire understanding of the parties except for the consents contemplated hereby, and supersedes any and all prior agreements, arrangements, and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.
     15. Counterparts. This Agreement may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date and year first above written.

Address:	[Assignor]

By:

(print name)

Title:

Address:	[Assignee]

By:

(print name)

Title:

[Consents required to become effective as provided in Section 13.3 of the Credit Agreement:
Consented to this ___day
of                                         , 20___.
U.S. Bank National Association, as Agent

By:

(print name)

Title:

Consented to this ___day
of                                         , 20___.
VARISTAR CORPORATION, as Borrower

By:

(print name)

Title:		]

Schedule I
to
Assignment and Assumption

Item I:	Date of Assignment:

Item II:	Assigning Bank (the “Assignor”):

Item III:	Assignee (the “Assignee”):

Item IV:	Initial Total Commitment of the Assignor:

Revolving Loans:

Term Loans:

Letters of Credit:

Item V:	Bank Group’s Initial Total Commitment:

Revolving Loans:

Term Loans:

Letters of Credit:

Item VI:	Payment to the Assignor on Funding Date:

Item VII:	Percentage Assigned: %

(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon effectiveness of the Assignment as provide in the Credit Agreement, this will constitute the Assignee’s “Pro Rata Share”

Item VIII:	Revised Percentage of the Assignor: %

(carry out to 10 decimal places; upon effectiveness of the Assignment as provided in the Credit Agreement, this will constitute the Assignor’s “Pro Rata Share”)

Schedule 1.1(a)
Commitments and Percentages

Bank:	Initial Commitment:	Percentage:
U.S. Bank	$ 39,000,000	19.500000000%

Bank of America	$ 34,000,000	17.000000000%

Key Bank	$ 34,000,000	17.000000000%

Wells Fargo	$ 34,000,000	17.000000000%

JPMorgan Chase	$ 29,000,000	14.500000000%

Bank of the West	$ 20,000,000	10.000000000%

Union Bank of California	$ 10,000,000	5.000000000%

Total:	$200,000,000	100.000000000%

Schedule 1.1(b)
Material Subsidiaries
(as of date of this Credit Agreement)
BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation
Miller Welding & Iron Works, Inc.

Schedule 7.6
Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)
None

Schedule 7.11
Existing Liens (Sections 7.11 and 9.8)
     1. Varistar Corporation (“Varistar”) and its Subsidiaries have pledged their respective shares or membership interests in the following subsidiaries to U.S. Bank National Association:
1.	BTD MANUFACTURING, INC.
2.	DMI INDUSTRIES, INC.
3.	DMS HEALTH TECHNOLOGIES, INC.
4.	DMS IMAGING, INC.
5.	FOLEY COMPANY
6.	IDAHO PACIFIC HOLDINGS, INC.
7.	MIDWEST CONSTRUCTION SERVICES, INC.
8.	NORTHERN PIPE PRODUCTS, INC.
9.	SHOREMASTER, INC.
10.	VINYLTECH CORPORATION
11.	IDAHO PACIFIC CORPORATION
12.	MILLER WELDING & IRON WORKS, INC.
     2. Pledges of such shares and membership interests secure the following indebtedness:
(a) $402,121 Term Note issued by the Borrower to U.S Bank National Association (not as Agent under the Credit Agreement, but individually, called “USB”);
(b) $195,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
(c) $970,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
(d) $600,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
(e) $450,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
(f) $100,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries;
(g) $250,000 Facility for issuance of letters of credit by USB for the account of the Borrower or its Subsidiaries; and

Schedule 7.15
Subsidiaries (Section 7.15)

		Number and Class of Shares
	State of	Issued and Owned by Varistar
Company	Organization	Corporation or its Subsidiaries	Footnote Ref.

AC Equipment, Inc.	Minnesota	100 Shares Common	(3)
AWI Acquisition Company Limited	Prince Edward Island Canada	1 Share Common	(6)
Aerial Contractors, Inc.	North Dakota	10 Shares Common	(3)
AgraWest Investments Limited	Prince Edward Island Canada	5,000,000 Shares Common 1,500,000 Class A Preferred	(7)
		1,500,000 Class B Preferred
		1,500 Class C Preferred
Aviva Sports, Inc.	Minnesota	100 Shares Common	(5)
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)
Chassis Liner Corporation**	Minnesota	100 Shares Common	(1)
DMI Industries, Inc.	North Dakota	980 Shares Common	(1)
DMI Canada, Inc.	Canada	1 Share Common	(4)
DMS Health Technologies, Inc.	North Dakota	8,500 Shares Class A	(1)
		5,100 Shares Class B
DMS Imaging, Inc.	North Dakota	1,606 Shares Common Voting	(2)
DMS — Imaging Partners, LLC**	Delaware		(8)
DMS — Imaging Partners II, LLC**	Delaware		(8)
DMS Leasing Corporation**	North Dakota	2,500 Shares Common	(2)
E. W. Wylie Corporation	North Dakota	100 Shares Common	(1)
Foley Company	Missouri	50,000 Shares Common	(1)
Galva Foam Marine Industries, Inc.	Missouri	100,000 Shares Common	(5)
Idaho Pacific Holdings, Inc.	Delaware	10,002 Class A Common (voting)	(1)
Idaho-Pacific Corporation	Idaho	400 Shares Common	(6)
Idaho-Pacific Colorado Corporation	Delaware	100 Shares Common	(6)
Lynk3 Technologies, Inc.	Minnesota	100 Shares Common	(3)
Midwest Construction Services, Inc.	Minnesota	100 Shares Common	(1)
Miller Welding & Iron Works, Inc.	Minnesota	1000 Shares Common	(9)
Moorhead Electric, Inc.	Minnesota	80 Shares Common	(3)
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)
Shoreline Industries, Inc.	Minnesota	1,000 Shares Common	(5)
ShoreMaster, Inc.	Minnesota	100 Shares Common	(1)
ShoreMaster Costa Rica SRL	Costa Rica	50 quotas	(5)
St. George Steel Fabrication, Inc.**	Utah	1,000 Shares Common	(1)
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)
Varistar Corporation	Minnesota	100 Shares Common	(7)
Ventus Energy Systems, Inc.	Minnesota	100 Shares Common	(3)
Vinyltech Corporation	Arizona	100 Shares Common	(1)

(1)	Subsidiary of Varistar Corporation

(2)	Subsidiary of DMS Health Technologies, Inc.

(3)	Subsidiary of Midwest Construction Services, Inc.

(4)	Subsidiary of DMI Industries, Inc.

(5)	Subsidiary of ShoreMaster, Inc.

(6)	Subsidiary of Idaho Pacific Holdings, Inc.

(7)	Subsidiary of AWI Acquisition Company Limited

(8)	Subsidiary of DMS Imaging, Inc.

(9)	Subsidiary of BTD Manufacturing, Inc.

**	Inactive

Schedule 7.16
Partnerships/Joint Ventures (Section 7.16)
None

Schedule 9.7
Investments (Section 9.7)

11/30/2008
CoBank (St Paul Bank for Coop’s) (VSC)	183,819
Other Miscellaneous (DMS)	26,502

Total Investments of Varistar and subsidiaries	$210,321